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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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IRON MOUNTAIN INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IRON MOUNTAIN INCORPORATED

745 Atlantic Avenue
Boston, Massachusetts 02111

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2009

To the Stockholders of
IRON MOUNTAIN INCORPORATED:

        Iron Mountain Incorporated will hold its 2009 Annual Meeting of Stockholders at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts 02109, on June 4, 2009 at 10:00 a.m. local time for the following purposes:

  1.
  To elect the directors of Iron Mountain Incorporated nominated herein for a one-year term or until their successors are elected and qualified;

  2.
  To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2009; and

  3.
  To transact such other business as may properly come before the Annual Meeting.

        Attached to this notice is a Proxy Statement relating to the proposals to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on April 9, 2009 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

        Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and vote at www.proxyvote.com. You may also vote via internet or telephone by following the instructions on that website. In order to vote on the internet or by telephone you must have a stockholder identification number which is being mailed to you on a Notice Regarding the Availability of Proxy Materials.

        Your vote is important regardless of the number of shares you own. The Company requests that you read the Proxy Statement and cast your vote as instructed in the Notice Regarding the Availability of Proxy Materials that you received in the mail, without delay, even if you now plan to attend the Annual Meeting. You may also request a paper proxy card at any time prior to May 21, 2009 to submit your vote by mail. You may revoke your proxy at any time prior to its exercise by delivering written notice or another duly executed proxy bearing a later date to the Secretary of the Company, by completing another proxy in the same manner indicated on the website referred to in the Notice Regarding the Availability of Proxy Materials or by attending the Annual Meeting and voting in person. If you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the Annual Meeting, except as otherwise discussed in the Proxy Statement.

        All stockholders are cordially invited to attend the Annual Meeting.

By order of the Board of Directors,
ERNEST W. CLOUTIER, Secretary
Boston, Massachusetts April 20, 2009

IRON MOUNTAIN INCORPORATED

745 ATLANTIC AVENUE
BOSTON, MASSACHUSETTS 02111

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 4, 2009

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, or the Board, of Iron Mountain Incorporated, or Iron Mountain or the Company, for use at the Annual Meeting of Stockholders to be held on June 4, 2009, or the Annual Meeting, or at any adjournment or postponement thereof.

        The Company's Annual Report to Stockholders for the year ended December 31, 2008 is first being made available, and the Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed to stockholders on or about April 20, 2009.

        Iron Mountain will bear all costs of solicitation of proxies. Brokers, banks, custodians and other fiduciaries will be requested to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of such proxy materials. Solicitation of proxies by mail may be supplemented by telephone, telecopier or personal solicitation by directors, officers or other regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies).

Revocability of Proxies

        Any stockholder giving a proxy in the manner set forth in the Notice of Internet Availability has the power to revoke it at any time before it is exercised. You may revoke your proxy by delivering to the Secretary of the Company at the address given above a written notice of revocation or by voting over the internet or by telephone at a later time in the manner provided on the website indicated in the Notice of Internet Availability. You may also revoke your proxy by attending the Annual Meeting and voting in person. If a stockholder wants to receive a paper or email copy of the proxy card to complete and mail to the Company in time for the annual meeting, he or she may request one at any time prior to May 21, 2009. Votes provided over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on June 3, 2009. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, and you have instructed your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the instructions received from your brokerage firm, bank, nominee or other institution to change those instructions.

Record Date, Voting and Share Ownership

        Iron Mountain's common stock, $0.01 par value per share, or the Common Stock, is the only class of voting securities outstanding and entitled to vote at the Annual Meeting. As of the close of business on April 9, 2009, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, 202,223,945 shares of Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter.

        Stockholders may vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability they received in the mail, or, if they requested paper or email copies of proxy materials at any time prior to May 21, 2009, by completing and returning the proxy card, or by attending the meeting and voting in person. Votes provided over the internet or by telephone must be received by 11:59 p.m. eastern daylight time on June 3, 2009.

        If your shares are held in the name of a brokerage firm, bank, nominee or other institution (referred to as "in street name"), you will receive instructions from the holder of record that you must follow in order for you to specify how your shares will be voted. If you do not specify how you would like your shares to be voted, your shares held in street name may still be voted. Certain street name holders have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items.

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares.

        The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Annual Meeting will constitute a quorum. Shares represented by valid proxies will be treated as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is noted as casting a vote or abstaining. Shares represented by broker non-votes will be treated as present for purposes of determining a quorum. Shares voted by a broker on any issue other than a procedural motion will be considered present for all quorum purposes, even if the shares are not voted on every matter. A "broker non-vote" occurs on an item when a broker identified as the record holder of shares is not permitted by the rules of the New York Stock Exchange, or NYSE, to vote on that item without instruction from the beneficial owner of the shares and no instruction has been received. Under the NYSE rules, brokers may vote on "routine" matters even without instructions from the street name holder. The election of directors and the ratification of our auditors for the fiscal year ended December 31, 2009 are "routine" matters, so there will be no broker non-votes in connection with these matters.

        A properly completed proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. Where a choice is not so specified, the shares represented by the proxy will be counted:

  •
  "For" the election of the nominees for director listed herein; and

  •
  "For" the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2009.

        Abstentions or withheld votes and broker non-votes will not be counted as votes cast and, therefore, will not affect any of the matters being submitted to the stockholders at the Annual Meeting.

        Our website address is included several times in this Proxy Statement as a textual reference only and the information in the website is not incorporated by reference into this Proxy Statement.

Notice Regarding the Availability of Proxy Materials

        In accordance with rules and regulations of the Securities and Exchange Commission, or the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials via the internet. Accordingly, all of our stockholders will receive a Notice of Internet Availability. The Notice of Internet Availability will be mailed on or about April 20, 2009.

        On the date of mailing the Notice of Internet Availability, stockholders will be able to access all of the proxy materials on a website at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to stockholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website contains instructions as to how to vote by internet or over the telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

 ITEM 1

ELECTION OF DIRECTORS

        The Board currently consists of nine directors. Each director serves for a one-year term, and their terms will expire at the Annual Meeting. At the Annual Meeting, all directors are to be elected for one-year terms to serve until the Company's 2010 Annual Meeting of Stockholders, or until their successors are elected and qualified. The Board has selected as nominees the following individuals, all of whom are current directors of the Company: Clarke H. Bailey, Constantin R. Boden, Robert T. Brennan, Kent P. Dauten, Michael Lamach, Arthur D. Little, C. Richard Reese, Vincent J. Ryan and Laurie A. Tucker. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve.

        The Company's officers were last elected as a group on June 5, 2008. At a meeting to be held immediately following the Annual Meeting, the Board currently intends to elect officers of the Company. All officers hold office at the discretion of the Board until the first meeting of the Board following the next annual meeting of stockholders or until they sooner die, resign or are removed. Except for T. Anthony Ryan, the Company's Senior Vice President, Real Estate, and Vincent J. Ryan, a director, who are brothers, there are no family relationships between or among any of the Company's officers or directors.

Required Vote

        The affirmative vote of holders of a plurality of the votes properly cast at the Annual Meeting is required to elect each director. For purposes of determining which nominees receive a plurality, only those cast "For" are included, and any withheld votes or broker non-votes will not count in making that determination.

        The Board recommends that you vote FOR the election of each of the nominees listed below to serve as directors of Iron Mountain until the 2010 Annual Meeting of Stockholders, or until their successors are elected and qualified.

        Set forth below is the name and age of each director nominated to serve as director, his or her principal occupation and business experience during the past five years and the names of certain other companies of which he or she served as a director, as of April 9, 2009.

Nominee	Principal Occupations and Business Experience During the Past Five Years
Clarke H. Bailey Age 54	Mr. Bailey has been one of our directors since January 1998. Since 1990, Mr. Bailey has served as a director of EDCI Holdings, Inc., a publicly held company engaged in the manufacture and distribution of CDs and DVDs, and has served as its Chairman since June 1999 and its Chief Executive Officer from November 2003 to November 2006. Mr. Bailey is also a director of ACT Teleconferencing Services, Inc. He holds a Master of Business Administration degree from The Wharton School, University of Pennsylvania.
Constantin R. Boden Age 72
Mr. Boden has been one of our directors since December 1990. Since January 1995, Mr. Boden has been the principal of Boden Partners LLC. He holds a Master of Business Administration degree from Harvard Business School.
Robert T. Brennan Age 49
Mr. Brennan has been our Chief Executive Officer since June 5, 2008 and continues to serve as President of Iron Mountain, a position he has held since 2005. Mr. Brennan was the Chief Operating Officer from November 2005 to June 2008, and he had served as President of Iron Mountain's North American businesses since joining Iron Mountain in November 2004. Mr. Brennan joined Iron Mountain through the acquisition of Connected Corporation, where he served as Chief Executive Officer since 2000. He holds a Bachelor of Arts degree in psychology from Manhattan College.
Kent P. Dauten Age 53
Mr. Dauten has been one of our directors since November 1997. He also serves as Managing Director of Keystone Capital, Inc., a private management and investment advisory services firm, a position he has held since founding the firm in February 1994. Mr. Dauten currently serves as a director of Health Management Associates, Inc., a hospital management firm. He holds a Master of Business Administration degree from Harvard Business School.
Michael Lamach Age 45
Mr. Lamach has been one of our directors since July 2007. He was named as President and Chief Operating Officer of Ingersoll-Rand, a publicly held diversified industrial company, in February 2009. Prior to that, he served as Vice President and then Senior Vice President since joining Ingersoll-Rand in 2004. Prior to 2004, Mr. Lamach was Group President and Managing Director of Johnson Controls, Automotive. He holds a Bachelor of Arts degree in engineering from Michigan State University and a Masters of Business Administration from Duke University.
Arthur D. Little Age 65
Mr. Little has been one of our directors since November 1995. Mr. Little is a director and the President of A & J Acquisition Company, Inc., which he founded in 1996. Mr. Little has served as an Advisory Board member of Capital Resource Partners since 1992. Mr. Little has also been the President and a director of L Squared, Inc. since 2005. He holds a Bachelor of Arts degree in history from Stanford University.

Nominee	Principal Occupations and Business Experience During the Past Five Years
C. Richard Reese Age 63	Mr. Reese has been one of our directors since 1990. Mr. Reese assumed the role of the Company's first Executive Chairman of the Board on June 5, 2008. Mr. Reese had been Chairman of the Board from 1995 to 2008 and Chief Executive Officer from 1981 to 2008. Mr. Reese is a member of the investment committee of Schooner Capital LLC ("Schooner"), a stockholder in the Company. He is also a director of Charles River Laboratories, Inc. From time to time, Mr. Reese also serves as an advisor or board member of several small, private companies. He holds both Bachelor and Master of Science degrees in engineering from Clemson University and a Master of Business Administration degree from Harvard Business School.
Vincent J. Ryan Age 73
Mr. Ryan has been one of our directors since prior to 1990. Mr. Ryan is the founder of Schooner Capital LLC. Mr. Ryan has served as the Chairman and Chief Executive Officer of Schooner since 1971, and as its President from 1971 to 1985 and from 1996 to 1999. Prior to November 1995, Mr. Ryan served as Chairman of the Company's Board.
Laurie A. Tucker Age 52
Ms. Tucker joined our Board in March 2007. Ms. Tucker has been employed by FedEx Corporation, or FedEx, a publicly held transportation, e-commerce and business services company, since 1978. She currently holds the position of Senior Vice President, Corporate Marketing at FedEx. Ms. Tucker is on the Board of Visitors of the University of Memphis, where she earned a Bachelor of Arts degree and a Master of Business Administration degree. She is also the FedEx co-chair for the March of Dimes and has been a United Way Alexis de Tocqueville Society member since 1998.

        Set forth below is the name and age of each executive officer who is not nominated to be a director of the Company, his principal occupation and business experience during the past five years and the names of certain other companies of which he served as a director, as of April 9, 2009.

Name	Principal Occupations and Business Experience During the Past Five Years
John Clancy Age 41	Mr. Clancy assumed the role of President, Iron Mountain Digital in November 2004. Mr. Clancy joined Iron Mountain through the acquisition of Connected Corporation, where he served as Chief Operating Officer since May 2000. Mr. Clancy holds a Bachelor of Arts degree from Assumption College.
Harold E. Ebbighausen Age 54	Mr. Ebbighausen was appointed President, North America in October 2008. From May 2008 through October 2008, he served as President, Americas. From July 2007 through May 2008, he served as President, Global Standards. From December 2004 through June 2007, he served as Group President of North American Service Delivery. From 1998 through 2004, he served as the President of Iron Mountain Off-Site Data Protection, a division of Iron Mountain Information Management, Inc. Mr. Ebbighausen had previously been an Executive Vice President of the Company since July 1997.
Marc A. Duale Age 57	Mr. Duale was appointed President of Iron Mountain International in June 2008. He served as President of Iron Mountain Europe from May 2006 to June 2008. Prior to joining the Company, Mr. Duale served as Managing Director for Reuters Asia since 2002. From 1999 to 2002, Mr. Duale served as Chief Operating Officer for DHL Asia. Mr. Duale holds a Master of Business Administration degree from Harvard Business School and a Master of Science degree in ocean engineering from the Massachusetts Institute of Technology. He also holds a Bachelor of Science degree and a Master of Science degree from Ecole Nationale des Techniques Avancees.
Brian P. McKeon Age 47	Mr. McKeon assumed the role of Chief Financial Officer in April 2007. Prior to joining the Company, Mr. McKeon served as Executive Vice President, Finance and Administration and Chief Financial Officer of The Timberland Company since 2000. Mr. McKeon is on the board of directors of IDEXX Laboratories, a publicly traded company listed on the NASDAQ Global Market. Mr. McKeon holds a Bachelor of Science degree in accounting from the University of Connecticut and a Master of Business Administration degree from Harvard Business School.

Board of Directors and Committees

        Independence.    Our Board is comprised of a majority of directors who qualify as independent directors pursuant to the corporate governance standards for companies listed on the NYSE. In determining independence pursuant to NYSE standards, each year the Board affirmatively determines whether directors have a direct or indirect material relationship with the Company, including its subsidiaries, that may interfere with their ability to exercise their independence from the Company. When assessing the materiality of a director's relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

        The Board has determined that the following directors qualify as independent under NYSE rules: Messrs. Bailey, Boden, Dauten, Lamach and Little and Ms. Tucker. Our Board has concluded that none of these directors possessed the objective relationships set forth in the NYSE listing standards that prevent independence. None of our independent directors has any relationship with the Company other than his or her service as a director and on committees of the Board.

        Two of our directors, Mr. Reese and Mr. Brennan, are management employees involved in our day-to-day activities and are not considered to be independent directors. Although none of the relationships Mr. Ryan has with the Company would be sufficient to classify him as not independent under NYSE rules, the Board has determined not to consider Mr. Ryan an independent director due to his position with Schooner, which subleases space from the Company, the participation of an entity controlled by Mr. Ryan in a joint venture with the Company that provides information protection and storage services in Poland and the familial relationship between Mr. Ryan and T. Anthony Ryan, the Company's Senior Vice President, Real Estate.

        Attendance.    During the fiscal year ended December 31, 2008, the Board held six (6) regular meetings and took five (5) actions by written consent. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees thereof on which such director served. All of our directors attended our 2008 annual meeting of stockholders. All directors nominated for election are expected to attend the Annual Meeting. Our policy with respect to directors' attendance at our annual meetings of stockholders can be found in our Corporate Governance Guidelines, the full text of which appears under the heading "Investors/Corporate Governance" on our website at www.ironmountain.com. A printed copy of our Corporate Governance Guidelines is also available free of charge to any stockholder who requests a copy.

        Committees.    The Board has a standing Audit Committee, Executive Committee, Nominating and Governance Committee, Compensation Committee and Finance Committee. The Board has adopted charters for the Audit Committee, Nominating and Governance Committee, Compensation Committee and Finance Committee, each of which is available on our website at www.ironmountain.com under the heading "Investors/Corporate Governance." A printed copy of these charters is also available free of charge to any stockholder who requests a copy. The Board and each of the Audit Committee, Compensation Committee and Nominating and Governance Committee have conducted annual self-evaluations and will continue to conduct annual self-evaluations. These self-evaluations are intended to facilitate an examination and discussion by the entire Board and each of these committees of their effectiveness as a group in fulfilling charter requirements and other responsibilities, as well as areas for improvement. During the fiscal year ended December 31, 2008, the Audit Committee held seven (7) meetings and took one (1) action by written consent, the Executive Committee took one (1) action by written consent, the Compensation Committee held nine (9) meetings, the Nominating and Governance Committee held four (4) meetings, and the Finance Committee held two (2) meetings.

        Audit Committee.    The Audit Committee consists of three members, Messrs. Boden (Chairman), Little and Dauten, each of whom is independent as defined by the rules of the SEC, NYSE listing standards and the Audit Committee Charter. The Board has determined that Messrs. Boden, Little and Dauten each is an audit committee financial expert as defined by the rules of the SEC and is financially literate as defined by the NYSE listing standards. The Audit Committee: (1) assists the Board in oversight of the integrity of the Company's financial statements; (2) assists the Board in oversight of the Company's compliance with legal and regulatory requirements; (3) assists the Board in oversight of the independent registered public accounting firm's qualifications and independence; (4) assists the Board in oversight of the performance of the Company's internal audit function and independent auditors; (5) prepares an Audit Committee report as required by the SEC to be included in the annual Proxy Statement; (6) performs such other duties as the Board may assign to the Committee from time to time, such as approving transactions subject to our Related Party Transaction Policy described on page 35 of this Proxy Statement; and (7) takes other actions to meet its responsibilities as set forth in its written charter. The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential and anonymous submission by employees of the Company of any concerns regarding accounting or auditing matters they think may be questionable. Information about these procedures can be found on our website at www.ironmountain.com under the heading "Investors/Corporate Governance."

        Executive Committee.    The Executive Committee consists of Messrs. Ryan (Chairman), Reese and Bailey. Between meetings of the Board, the Executive Committee exercises all the powers of the Board in the management and direction of the business and affairs of the Company to the extent not otherwise prohibited by law, the Board or the Company's Bylaws or Amended and Restated Certificate of Incorporation.

        Compensation Committee.    The Compensation Committee consists of Messrs. Bailey (Chairman), Dauten and Lamach. All of the members of the Compensation Committee qualify as independent under NYSE listing standards. The Compensation Committee: (1) reviews and approves the chief executive officer's and executive chairman's base compensation, equity-based incentives and the payment of cash incentive compensation under our 2006 Senior Executive Incentive Program (the "2006 SEIP") and 2003 Senior Executive Incentive Program (the "2003 SEIP" and together with the 2006 SEIP, the "SEIPs"), respectively; (2) recommends the chief executive officer's and executive chairman's incentive awards and payments to the independent members of the Board who also approve them; (3) determines other senior officers' annual compensation, based on recommendations from the chief executive officer, reporting to the Board on such decisions; (4) develops market-driven, competitive and equitable compensation systems for senior officers that create both short and long-term incentives; (5) takes actions to retain a skilled, creative and professional management team at the most economical cost; (6) ensures that compensation policies and programs are compliant with applicable laws and are administered without bias or prejudice; (7) takes actions to maintain a compensation philosophy of "paying for performance" for senior management; and (8) takes other actions to meet its responsibilities as set forth in its written charter. Under the SEIPs, our Compensation Committee has the right to reduce, in its discretion, incentive compensation otherwise payable if certain additional criteria are not satisfied, but our Compensation Committee may only take such actions after consulting with the chairs of the Audit and Executive Committees. The Compensation Committee also annually reviews and discusses with management a draft of the Company's Compensation Discussion and Analysis to be included in the Company's annual report on Form 10-K and annual Proxy Statement.

        The Compensation Committee has the authority to delegate its duties to a subcommittee, but has not exercised this authority to date.

Annual Compensation Review Process

        The Compensation Committee takes an active role in determining our compensation plans and programs for the chief executive officer and the executive chairman. For these two roles, the Compensation Committee reviews and approves base compensation, non-equity incentive compensation and long-term equity incentives and recommends such compensation and incentives to the independent members of the Board for their approval, based on analysis of data provided by Hewitt Associates relating to compensation of chief executive officers and executive chairmen at the Custom Peer Group (as defined on page 18 of this Proxy Statement) and the General Industry Data (as defined on page 18 of this Proxy Statement) and performance assessment results. For the remaining Named Executive Officers (as defined below), our chief executive officer submits recommendations to the Compensation Committee for final approval. The recommendations for all Named Executive Officers are based upon the employee's performance rating, our Compensation Committee's approved average merit increase for the respective year and reference to the median and 50th percentile for market competitive total compensation based upon benchmarking data of the Custom Peer Group. The Board has delegated the final authority for compensation decisions for the remaining Named Executive Officers to the Compensation Committee.

        In Spring 2008, we engaged Hewitt Associates to conduct a benchmarking exercise to assist in establishing compensation structures for the newly established role of executive chairman and to support the transition of a new chief executive officer. Compensation changes for both roles became effective on June 5, 2008 following a vote by our Board to elect a new chief executive officer. For both roles this benchmarking exercise incorporated Hewitt Associates' Custom Peer Group data, data from their proprietary general industry database for companies with revenue between $1 billion and $4 billion (the "Revenue Peer Group") and the General Industry Data. In addition to the total compensation information, Hewitt Associates also provided comparative data from both the Custom Peer Group, the Revenue Peer Group and the General Industry Data, with respect to specific contractual terms, if any, that govern the relationship between chief executive officers, executive chairmen and their companies.

        In addition, in Summer 2008, we engaged Hewitt Associates to conduct a benchmarking exercise to assist us in studying the impact of a corporate change in control on unvested employee stock options. The Compensation Committee considered the results of the Hewitt Associates benchmarking exercise, as well as other survey data prepared by other organizations, in recommending that the Board approve the amendments to the Company's stock option plans, as described on page 23 of this Proxy Statement) as necessary to remain competitive for senior talent.

Assessment of Individual Performance of the Chief Executive Officer and the Executive Chairman

        The assessment of individual performance for the chief executive officer and executive chairman is carried out by the Compensation Committee. Each year the chief executive officer and executive chairman submit goals and objectives to the Compensation Committee to govern their performance for the upcoming year. The Compensation Committee reviews these goals and objectives, seeks input from the Board, and modifies them where appropriate. These goals and objectives are taken into consideration in setting the benchmarks for achievement of performance-based incentives under the SEIPs, as discussed on pages 20 and 21 of this Proxy Statement.

        Both the chief executive officer and executive chairman initiate the annual assessment process with a self-assessment of their performance against their goals and objectives set out at the beginning of the year, which is submitted to the Compensation Committee. The Compensation Committee then conducts a performance assessment of the chief executive officer and the executive chairman by holding a series of formal interviews with members of our executive team. Each interviewed executive team member is asked to comment on the chief executive officer's and executive chairman's overall performance in their respective roles and their achievement of the corporate initiatives and other goals set out for such officers.

        Nominating and Governance Committee.    The Nominating and Governance Committee consists of Messrs. Little (Chairman) and Boden and Ms. Tucker, each of whom qualify as independent under NYSE listing standards. The Nominating and Governance Committee: (1) recommends the composition and size of the Board; (2) identifies and recommends candidates for nomination to the Board; (3) recommends to the Board statements of the duties and responsibilities of each committee and subcommittee of the Board; (4) develops and recommends to the Board and implements corporate governance guidelines applicable to the Company; (5) assists the Board in annually reviewing management succession; (6) develops and monitors an annual process to assess the effectiveness of the Board and the Board's standing committees; (7) develops and proposes, for approval by the Board, compensation policies for the Company's non-employee directors; and (8) takes other actions to meet its responsibilities as set forth in its written charter.

        Finance Committee.    The Finance Committee consists of Messrs. Ryan (Chairman), Boden and Dauten. Although NYSE listing standards do not require members of the Finance Committee to be independent, a majority of the Finance Committee members, Messrs. Boden and Dauten, qualify as independent under the NYSE listing standards and the Board's assessment of any material relationships with the Company. Mr. Ryan also qualifies as independent under NYSE listing standards, but the Board has determined not to consider him an independent director due to his position with Schooner, ownership in an entity that participates in a joint venture with the Company and the familial relationship with the Company's Senior Vice President, Real Estate. The Finance Committee: (1) reviews the Company's capital structure and financial strategies; (2) considers and, if implemented, reviews the Company's dividend and share repurchase policies and programs and other strategies to return capital to stockholders; (3) reviews the Company's derivatives and hedging policies and strategies; (4) reviews the Company's investment policies and practices; and (5) performs such other duties as the Board may assign to the Committee from time to time.

Meetings of Independent/Non-Management Directors

        In accordance with NYSE listing standards and pursuant to our Corporate Governance Guidelines, our non-management directors meet at regularly scheduled executive sessions and may hold such additional executive sessions as they determine necessary or appropriate. One of our non-management directors, Mr. Ryan, has been determined by the Board not to be considered independent. The independent directors meet at least once each year without Mr. Ryan. In June 2008 the Board re-elected Mr. Boden as the Lead Independent Director and he has acted as the chair of the executive sessions.

Stockholder Communications to Board of Directors

        The Board believes it is important for stockholders and others to have a process to send communications to the Board. Accordingly, any stockholder, security holder or other interested party who desires to communicate with the Board, any individual director, including the lead director, or the independent or non-management directors as a group, may do so by regular mail or email directed to the Secretary of the Company. The Secretary's mailing address is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111; the Secretary's e-mail address is corporatesecretary@ironmountain.com. Upon receiving such mail, the Secretary will assess the appropriate director or directors to receive the message, and will forward the mail to such director or directors without editing or altering it.

Selection of Board of Directors Nominees

        The Board as a whole is responsible for nominating individuals for election to the Board by the stockholders and for filling vacancies on the Board that may occur between annual meetings of the stockholders. The Board is also responsible for developing and approving criteria, in addition to those set forth in our Corporate Governance Guidelines, for candidates for Board membership. The Nominating and Governance Committee is responsible for seeking candidates to become Board members, consistent with the criteria set forth in the Corporate Governance Guidelines and approved by the Board, and for recommending candidates to the entire Board for selection by the Board for nomination to fill vacancies on the Board or expiring terms of directors at each annual meeting of stockholders.

        Nominees for director will be selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood that he or she will be able to serve on the Board for a sustained period. The Nominating and Governance Committee will consider, as part of the process for identifying individuals who might be candidates, individuals who are properly recommended by stockholders for nomination by the Board at a meeting of stockholders at which directors are to be elected. To be proper, a recommendation for a nominee for director with respect to a meeting of stockholders must comply with applicable law, the Company's Bylaws, the Nominating and Governance Committee Charter and the Company's Corporate Governance Guidelines. The Nominating and Governance Committee will consider any suggestions offered by other directors or stockholders with respect to potential directors and there will be no difference in the manner in which potential nominees are evaluated. However, the Nominating and Governance Committee, and the Board, are not required to enlarge the size of the Board in order to nominate an otherwise fully qualified candidate proposed by a stockholder. A stockholder wishing to nominate a director directly must comply with the procedures described below.

        In 2008, the Nominating and Governance Committee retained the services of Korn Ferry, an executive search firm, in connection with its search for a new director. Korn Ferry provided the Nominating and Governance Committee with lists of candidates that met guidelines established by the Board and assisted the Nominating and Governance Committee in meeting and assessing the qualifications of candidates in order to assist the committee with its review of potential candidates. In 2008, we did not pay any fees to any other third party to identify or evaluate or assist in identifying or evaluating potential nominees for our Board. We did not, as of the February 9, 2009 deadline, receive any recommendations from stockholders for nominees for election to the Board.

Nominations and Proposals of Stockholders

        A stockholder who, in accordance with Rule 14a-8 under the Exchange Act, or Rule 14a-8, wants to present a proposal for inclusion in the Company's 2010 Proxy Statement and proxy card relating to the 2010 Annual Meeting of Stockholders must submit the proposal by December 23, 2009. In order for the proposal to be included in the Proxy Statement, the stockholder submitting the proposal must meet certain eligibility standards and comply with certain regulations established by the SEC.

        Stockholders who wish to present a business proposal or nominate persons for election as directors at the Company's 2010 Annual Meeting of Stockholders must provide a notice of the business proposal or nomination in accordance with Section 2.4 of our Bylaws, in the case of business proposals, or Section 3.2 of our Bylaws, in the case of director nominations. In order to be properly brought before the 2010 Annual Meeting of Stockholders, Sections 2.4 and 3.2 of our Bylaws require that a notice of the business proposal the stockholder wishes to present (other than a matter brought pursuant to Rule 14a-8), or the person or persons the stockholder wishes to nominate as a director, must be received at our principal executive office not less than 90 days, and not more than 120 days, prior to the first anniversary of the Company's prior year's annual meeting. Therefore, any notice intended to be given by a stockholder with respect to the Company's 2010 Annual Meeting of Stockholders pursuant to our Bylaws must be received at our principal executive office no earlier than February 4, 2010 and no later than March 6, 2010. However, if the date of our 2010 Annual Meeting of Stockholders occurs more than 30 days before or 30 days after June 4, 2010, the anniversary of the 2009 Annual Meeting of Stockholders, a stockholder notice will be timely if it is received at our principal executive office by the later of (x) the 120th day prior to such annual meeting or (y) the close of business on the tenth day following the day on which public disclosure of the date of the meeting was made. To be in proper form, a stockholder's notice must include the specified information concerning the stockholder and the business proposal or nominee, as described in Sections 2.4, 3.2 and 3.3 of our Bylaws.

        All proposals must be mailed to the Company's principal executive office, at the address stated herein, and should be directed to the attention of the Secretary of the Company.

Code of Ethics

        We have adopted a Code of Ethics and Business Conduct that applies to each employee, including officers, of the Company and all directors. Our Code of Ethics and Business Conduct is posted on our website at www.ironmountain.com under the heading "Investors/Corporate Governance." A printed copy of our Code of Ethics and Business Conduct is also available free of charge to any stockholder who requests a copy. We intend to disclose any amendment to, or waiver from, a provision of our Code of Ethics and Business Conduct applicable to the Company's chief executive officer, chief financial officer or principal accounting officer or controller by posting such information on our website. Any waivers applicable to any other executive officers will also be promptly disclosed to stockholders on our website.

 ITEM 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        Subject to ratification by the stockholders, the Audit Committee has selected the firm of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current year.

        Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders who are present at the Annual Meeting.

        The fees we paid to Deloitte & Touche in 2008 are shown in the table appearing on page 36 of this Proxy Statement.

        If the stockholders do not ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, the selection of accountants will be reconsidered by the Audit Committee.

Required Vote

        The affirmative vote of holders of a majority of the votes properly cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP to serve as the Company's independent registered public accounting firm for the current fiscal year. For purposes of determining the number of votes cast, only those cast "For" or "Against" are included, and any abstentions or broker non-votes will not count in making that determination.

        The Board recommends that you vote FOR the ratification of the selection of Deloitte & Touche LLP.

 SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to the Company with respect to beneficial ownership of Common Stock by: (1) each director; (2) each person who served as the chief executive officer during the 2008 fiscal year, the chief financial officer and the other three most highly compensated executive officers of the Company, or the Named Executive Officers; (3) all directors and executive officers of the Company as a group; and (4) each stockholder known by us to be the beneficial owner of more than five percent of the Common Stock. Such information is presented as of March 31, 2009, except as otherwise noted.

	Amount of Beneficial Ownership(1)
Name and Addresses(2)	Shares	Percent Owned
Directors and Executive Officers
Clarke H. Bailey(3)	219,801	*
Constantin R. Boden(4)	147,630	*
Robert T. Brennan(5)	525,087	*
John Clancy(6)	132,129	*
Kent P. Dauten(7)	2,663,395	1.3%
Marc A. Duale(8)	145,186	*
Harold E. Ebbighausen(9)	165,838	*
Michael Lamach(10)	6,673	*
Arthur D. Little(11)	57,752	*
Brian P. McKeon(12)	173,503	*
C. Richard Reese(13)	5,197,773	2.6%
Vincent J. Ryan(14)	16,941,566	8.4%
Laurie A. Tucker(15)	8,817	*
All directors and executive officers as a group (13 persons)(16)	23,434,560	11.5%
Five Percent Stockholders
Davis Selected Advisers, L.P.(17)	40,783,126	20.2%
Capital World Investors(18)	18,285,000	9.0%

*
Less than 1%

(1)
Except as otherwise indicated, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
Unless specified otherwise, the address of each of our directors, nominees for director and executive officers is c/o Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(3)
Mr. Bailey is a director of the Company. Includes 21,650 shares held by the Clarke H. Bailey GST Trust for the benefit of Trent S. Bailey and 21,650 shares held by the Clarke H. Bailey GST Trust for the benefit of Turner H. Bailey. Includes 50,963 shares that Mr. Bailey has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(4)
Mr. Boden is a director of the Company. Includes 50,963 shares that Mr. Boden has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(5)
Mr. Brennan is a director and the Company's Chief Executive Officer. Includes 522,039 shares that Mr. Brennan has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(6)
Mr. Clancy is President, Iron Mountain Digital. Includes 131,920 shares that Mr. Clancy has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(7)
Mr. Dauten is a director of the Company. Includes 2,656,261 shares held, jointly with his wife, in a brokerage account, which has margin capability. Includes 7,134 shares that Mr. Dauten has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(8)
Mr. Duale is President, Iron Mountain International. Consists of 145,186 shares that Mr. Duale has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(9)
Mr. Ebbighausen is President, North America. Includes 127,337 shares that Mr. Ebbighausen has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(10)
Mr. Lamach is a director of the Company. Consists of 6,673 shares that Mr. Lamach has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009. Does not include the 1,042 shares of phantom stock reported on Form 4s previously filed with the SEC.

(11)
Mr. Little is a director of the Company. Includes 32,500 shares held by The Little Family Trust, as to which Mr. Little disclaims beneficial ownership, and 25,252 shares that Mr. Little has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(12)
Mr. McKeon is Chief Financial Officer of the Company. Consists of 173,503 shares that Mr. McKeon has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(13)
Mr. Reese is a director and Executive Chairman of the Board of the Company. Includes 1,222,086 shares of Common Stock held in the Reese Family 2005 LLC, a Delaware limited liability company. Mr. Reese is the investment manager of the Reese Family 2005 LLC and therefore has control over the sale or distribution of any shares held by the Reese Family 2005 LLC, the timing of such sales or distributions and the use of the proceeds of any sale or distribution. Mr. Reese disclaims beneficial ownership of all securities held by the Reese Family 2005 LLC. Mr. Reese's wife and a trust for the benefit of Mr. Reese's children own all of the interests in the Reese Family 2005 LLC. Also includes 2,950,590 shares of Common Stock as to which Mr. Reese shares beneficial ownership with Schooner Capital Corporation as a result of a 1988 deferred compensation arrangement, as amended, between Schooner and Mr. Reese relating to Mr. Reese's former services as President of the predecessor corporation to Schooner. Pursuant to such arrangement, Mr. Reese is entitled to receive benefits equivalent to the fair market value of 2,950,590 shares of Common Stock with payments to Mr. Reese commencing on the first business day of 2013 and payable in ten annual installments; however, Mr. Reese has the right to defer the commencement of such installments in certain circumstances. In addition, any unpaid benefits pursuant to this arrangement shall be payable to Mr. Reese's beneficiary(ies) in a lump sum upon his death. Benefits pursuant to this arrangement are payable in cash or, at Mr. Reese's election, Common Stock. Schooner Capital Corporation has agreed to vote the shares of Common Stock subject to such arrangement at the direction of Mr. Reese.

(14)
Mr. Ryan is a director of the Company. Includes 41,668 shares that Mr. Ryan has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009. Also includes:

a.
7,052,015 shares held by the Vincent J. Ryan Revocable Trust, dated December 24, 1987, or Ryan 1987 Trust. Includes 900,000 shares that the Ryan 1987 Trust has pledged to a bank as collateral for a line of credit granted to the Ryan 1987 Trust. Also includes 2,105,786 shares that the Ryan 1987 Trust has pledged to a bank as collateral for a line of credit granted to Mr. Ryan. Also includes 21,727 shares in a brokerage account that may be deemed to be pledged. Mr. Ryan, as one of the two trustees of the Ryan 1987 Trust, has sole voting and dispositive power with respect to the 7,052,015 shares.

b.
25,356 shares held by the Carla E. Meyer Three-Year Retained Annuity Trust, dated August 4, 2003, or Meyer 2003 Trust. Mr. Ryan and Stephen Maiocco are the Trustees of the Meyer 2003 Trust. The Trustees of the Meyer 2003 Trust have joint voting and dispositive power over such shares.

c.
38,371 shares held by Mr. Ryan's son who lives within Mr. Ryan's household.

d.
148,214 shares held by the Carla E. Meyer Three-Year Retained Annuity Trust dated September 13, 2006, or Meyer 2006 Trust. Mr. Ryan and Stephen Maiocco are the Trustees of the Meyer 2006 Trust. The Trustees of the Meyer 2006 Trust have joint voting and dispositive power over such shares.

e.
336,616 shares held by the Carla E. Meyer Three-Year Retained Annuity Trust, dated October 29, 2008, or Meyer 2008 Trust. Mr. Ryan and Stephen Maiocco are the Trustees of the Meyer 2008 Trust. The Trustees of the Meyer 2008 Trust have joint voting and dispositive power over such shares.

f.
9,234,256 shares held by Schooner Capital Corporation, as a result of a reorganization in which Schooner Capital Trust became a wholly owned subsidiary of Schooner Capital Corporation and was subsequently liquidated. Includes (i) 4,545,145 shares that are pledged as collateral to two banks in connection with Schooner Capital Corporation's credit facilities and (ii) 150,000 shares that have been pledged as collateral for Schooner Capital Corporation's margin account at a brokerage firm. Of these 9,234,256 shares, as a result of a deferred compensation arrangement between Schooner Capital Corporation and C. Richard Reese relating to former services by Mr. Reese as President of the predecessor corporation to Schooner, Mr. Reese shares beneficial ownership of 2,950,590 shares with Schooner Capital Corporation. Mr. Ryan is Chairman and the beneficial owner of Schooner. Pursuant to such deferred compensation arrangement, Mr. Reese is entitled to receive benefits equivalent to the fair market value of 2,950,590 shares of Common Stock with payments to Mr. Reese commencing on the first business day of 2013 and payable in ten annual installments; however, Mr. Reese has the right to defer the commencement of such installments in certain circumstances. In addition, any unpaid benefits pursuant to this arrangement shall be payable to Mr. Reese's beneficiary(ies) in a lump sum upon his death. Benefits pursuant to this arrangement are payable in cash or, at Mr. Reese's election, Common Stock. Schooner Capital Corporation has agreed to vote the shares subject to such deferred compensation arrangement at the direction of Mr. Reese. Mr. Ryan has sole voting power with respect to only 6,283,666 of the shares of Common Stock held by Schooner Capital Corporation, and has sole dispositive power with respect to the entire 9,234,256 shares held by Schooner Capital Corporation. Mr. Ryan is President of Schooner Capital Corporation and he, and members of his family, are the sole shareholders of Schooner Capital Corporation.

  g.
  36,720 shares registered in the name of The Schooner Foundation, a private non-profit foundation, of which Mr. Ryan is a trustee. These shares are held in a brokerage account and may be deemed to be pledged.

  h.
  28,350 shares registered in the name of Citibank, South Dakota, Trustee of the Ryan 1998 Issue Trust, of which Mr. Ryan was the Settlor.

  Mr. Ryan's address is c/o Schooner Capital LLC, 745 Atlantic Avenue, Boston, Massachusetts 02111.

(15)
Ms. Tucker is a director of the Company. Consists of 8,817 shares that Ms. Tucker has the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(16)
Includes 1,291,455 shares that directors and executive officers have the right to acquire pursuant to currently exercisable options or options exercisable within 60 days of March 31, 2009.

(17)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 13, 2009. In accordance with the disclosures set forth in such Schedule 13G, Davis Selected Advisers, L.P. reports sole voting power over 37,815,992 shares and sole dispositive power over 40,783,126 shares. The address of Davis Selected Advisers, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706.

(18)
This information is as of December 31, 2008 and is based solely on a Schedule 13G filed with the SEC on February 13, 2009. In accordance with the disclosures set forth in such Schedule 13G, Capital World Investors reports sole voting power over 8,245,000 shares and sole dispositive power over 18,285,000 shares, but disclaims beneficial ownership as to all of these shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

Equity Compensation Plan Information

        The following provides certain equity compensation plan information with respect to all of our equity compensation plans in effect as of December 31, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	12,210,175		$22.70	9,968,912
Equity compensation plans not approved by security holders	0		0	0
Total	12,210,175	(1)	$22.70	9,968,912	(2)

(1)
Includes the Iron Mountain Incorporated 1995 Stock Incentive Plan (the "1995 Plan"), the Iron Mountain Incorporated 1997 Stock Option Plan (the "1997 Plan"), the Stratify, Inc. 1999 Stock Plan, the Iron Mountain Incorporated 2002 Stock Incentive Plan (the "2002 Plan") and the LiveVault Corporation 2001 Stock Incentive Plan.

(2)
Includes the 2002 Plan and the Iron Mountain Incorporated 2003 Employee Stock Purchase Plan.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        Consistent with our philosophy of aligning pay with performance, the primary objective of our compensation programs is to reward the achievement of both individual and Company goals and to align the interests of our executives and directors with those of our stockholders. In keeping with these objectives, our compensation programs are designed to reward teamwork and contribution to the success of annually identified corporate goals and achievements of financial targets. We strive to accomplish these objectives with a competitive compensation program comprised of a combination of base salary, performance-based incentive compensation, longer-term equity compensation awards and competitive benefits, such as health benefits and life insurance. While one of the overall objectives of our compensation program is to attract, retain and motivate highly talented people, each element of compensation is also aimed at a more specific purpose, as described below.

Components of Compensation

        Based on the above-stated objectives and philosophies, our Compensation Committee has structured our Named Executive Officers' total annual compensation as a combination of salary, non-equity incentive compensation, long-term non-cash incentive compensation and benefits to motivate these officers to achieve our goals and to reward the achievement of those goals.

  •
  Base salary and benefits are designed to attract and retain highly qualified individuals.

  •
  Annual performance-based incentive compensation awards under our 2006 SEIP and 2003 SEIP are designed to focus our chief executive officer and our executive chairman, respectively, on annual budgeted financial results and implementation or achievement of our strategic and operational initiatives.

  •
  Annual performance-based incentive compensation awards for our other Named Executive Officers are designed to focus these individuals on performance of financial goals in line with the annual budget, as well as successful completion or progress towards completion of initiatives in areas within their control, and to reward outstanding individual performance.

  •
  Long-term non-cash incentives, in particular stock option awards, are designed to reward overall performance and encourage our Named Executive Officers to continue their association with us by providing additional opportunities for them to participate in the ownership of the Company and its future growth.

  •
  We offer competitive retirement and welfare benefit programs aimed at attracting and retaining highly qualified individuals. Our 401(k) Plan allows our Named Executive Officers to contribute up to 25% of their "plan" compensation, subject to certain limits imposed by the Internal Revenue Code of 1986, as amended (the "Code") and that result from nondiscrimination testing. Under our 401(k) Plan, we generally match 50% of the first 4% of compensation contributed by our Named Executive Officers up to $4,600, subject to other limits that may result from nondiscrimination testing required under applicable Internal Revenue Service rules.

  •
  Our Executive Deferred Compensation Plan allows our Named Executive Officers to defer some of their compensation in amounts in excess of the amounts they can defer under our 401(k) Plan. This plan is intended to encourage the continued employment of the participating employees, who are largely responsible for our success, and to facilitate the recruiting of executive officers and other highly compensated employees required for our continued growth and profitability.

  •
  The Employee Stock Purchase Plan, or ESPP, provides all of our U.S. employees with the opportunity to acquire an equity interest in the Company by providing favorable terms upon which they may purchase our Common Stock.

  •
  Employees are automatically enrolled in Group Term Life Insurance, a benefit offered to U.S. employees, including the Named Executive Officers (with the exception of Mr. Duale). Mr. Duale participates in a UK-based life insurance plan.

  •
  Mr. Duale, President, Iron Mountain International, receives additional benefits which are customary for executives in England, where he lives and works, as more fully discussed on page 24 of this Proxy Statement.

        We believe that the allocation, or mix, among base salary, cash and non-cash incentives plays an important part in achieving our overall objectives. We utilize the data provided by Hewitt Associates to assist us in determining position-specific target allocations for each element of compensation. Target allocations are assessed for each Named Executive Officer's position. As more fully described below, in 2008 we aimed to allocate the mix of the various elements of compensation on par with the median and 50th percentile of the Custom Peer Group for each Named Executive Officer's role.

Benchmarking

        In August 2007, the Compensation Committee engaged Hewitt Associates to conduct a competitive assessment of our executive and director compensation including the compensation of our Named Executive Officers. Hewitt Associates provided us with summary data from their proprietary general industry database (the "General Industry Data"). We believe that market studies of the compensation of top executives by comparable companies are important because maintaining compensation at or above market rates is necessary to attract and retain top executives. We worked with Hewitt Associates to create a custom peer group to use as a basis for our compensation comparisons. Given our industry leading position and unique business mix in our core and digital businesses, no ideal company comparisons exist. Prior to establishing our custom peer group we solicited input from our Investor Relations team who in turn provided data on companies viewed by the financial community as "peers" of Iron Mountain. Additionally, we looked for companies: (1) whose primary business model could be defined as "business services"; (2) that have comparable overall annual revenue and growth rates to the Company; (3) that were recurring revenue-based businesses, and (4) that have a significant amount of real estate on their balance sheet. The Custom Peer Group therefore included a mix of business services organizations that both we and analysts from the financial community, consider as relevant for purposes of conducting a peer group analysis. The "Custom Peer Group" consisted of Affiliated Computer Services, Inc.; Acxiom Corporation; The Brink's Company; Ceridian Corporation; ChoicePoint Inc.; Cintas Corporation; DST Systems, Inc.; The Dun & Bradstreet Corporation; Equifax Inc.; Fiserv, Inc; Moody's Investors' Service; Paychex Inc.; Robert Half International, Inc.; The ServiceMaster Company; Unisys Corporation; WW Grainger; and Washington Group International. Hewitt Associates reviewed base salary, target bonus, long-term incentives and total direct compensation (e.g., total target compensation plus the annualized value of long-term incentives) of these companies.

        In 2008, we removed ChoicePoint Inc. and Washington Group International from the Custom Peer Group due to each of their respective acquisitions and subsequent removal from the Hewitt Associates database. While The ServiceMaster Company and Ceridian Corporation each also had a change in corporate status in 2008, going-private and acquisition, respectively, both companies still submit compensation information to Hewitt Associates and remain active in the Hewitt Associates database and therefore continue as members of our Custom Peer Group.

        Hewitt Associates created a data set that included comparisons between us and our Custom Peer Group and the Revenue Peer Group. As part of this analysis, Hewitt Associates provided summary data for the median, 50th percentile and the 75th percentile of the Custom Peer Group. In our analysis of all elements of compensation for Named Executive Officers, we reviewed all of the data provided and targeted median and 50th percentile data of the Custom Peer Group for our comparisons. However, benchmarks serve as only one component in our overall compensation decision process. Although the Company's compensation philosophy is to be aligned generally with the median and 50th percentile, actual executive compensation may be different depending on such factors as the officer's performance, experience and tenure in the position or with the Company.

Base Salary

        For 2008, our Compensation Committee reviewed and approved recommendations for base salaries for our Named Executive Officers, excluding our chief executive officer and executive chairman, based upon the chief executive officer's evaluations of their performance and appropriate levels of base compensation for such officers. The chief executive officer analyzed each Named Executive Officer's salary in light of other compensation components offered by the Company, our size and complexity and the experience and expected future contributions of such Named Executive Officers. We targeted Named Executive Officer base salaries to be in line with the median and 50th percentile of similarly situated officers at the Custom Peer Group companies.

        For Mr. Brennan's and Mr. Reese's 2008 base salary, our Compensation Committee considered the Company's and each of their respective individual performance, external market comparisons to the Custom Peer Group, Revenue Peer Group data and the General Industry Data provided by Hewitt Associates and the pay mix of such officer, which for Mr. Reese included no equity incentive compensation, as described below. Similar to our approach with the other Named Executive Officers, we targeted our chief executive officer's and executive chairman's base salaries to be in line with the median and 50th percentile of similarly situated officers at the Custom Peer Group companies. The actual base salaries of our chief executive officer and executive chairman in 2008 remained within the range of the median and 50th percentile for Custom Peer Group companies.

        Consistent with the salaries of Named Executive Officers of the Custom Peer Group companies, our chief executive officer and executive chairman have significantly higher base salaries than our other Named Executive Officers. This is due primarily to the greater responsibility, experience and oversight duties of these officers as compared to the other Named Executive Officers and in part due to our efforts to keep our base salaries of all of our Named Executive Officers in line with the median and 50th percentile of the Custom Peer Group companies. Mr. Duale, the President of Iron Mountain International, has a reported base salary higher than the other Named Executive Officers, other than the chief executive officer and the executive chairman, due to the benchmarking of his compensation against executive profiles in our Custom Peer Group with similar roles and responsibilities based in London, England, where he works. Mr. Duale's salary is stated in U.S. dollars in this Proxy Statement, although he is paid in British pounds.

Performance-Based Incentive Compensation

        Each year, our Compensation Committee establishes in writing the performance goals for our chief executive officer and executive chairman under the 2006 SEIP and 2003 SEIP, respectively. Performance goals under the SEIPs may be based on one or more business criteria such as the following: EBITDA; Contribution (defined as total revenues less cost of sales (excluding depreciation and amortization) and selling, general and administrative expenses (including the costs allocated to each segment)); OIBDA (operating income before depreciation and amortization); Gross Revenue; growth rate; capital spending; return on invested capital; free cash flow; attaining budget; operating income; and the achievement of stated corporate goals including but not limited to acquisitions, alliances, joint ventures and international development and expansion. Two-thirds of the incentive compensation governed by each SEIP is based upon the achievement of budgeted financial objectives and the remaining one-third of the annual incentive compensation governed by each SEIP is based upon achievement of other corporate goals and objectives. For 2008, the budgeted financial objectives were Gross Revenue and Contribution. The Company believes that Gross Revenue and Contribution are each valuable measures to evaluate the operating performance of our business and, in particular, we use Contribution as the basis for evaluating the performance of and allocating resources to our operating segments. All performance goals under each SEIP are defined in the first quarter of the year and approved by the Compensation Committee.

        The purpose of the SEIPs is to align the interests of the chief executive officer and the executive chairman with the interests of stockholders. In addition, the SEIPs allow the annual performance-based compensation paid to the chief executive officer and the executive chairman to be tax deductible by the Company following guidelines defined in Section 162(m) of the Code, as discussed on pages 24 and 25 of this Proxy Statement.

        One hundred percent of the incentive compensation available to an executive under the relevant SEIP may be paid only if all established objectives are fully achieved. Neither SEIP provides for the ability of the executive to receive more than 100% of the stated maximum compensation, even if results exceed the stated goals.

        The calculation of the amount paid under each SEIP proceeds as follows: after completion of each year, the Compensation Committee evaluates the chief executive officer's and executive chairman's performance against the budgeted financial objectives established earlier in the year pursuant to each SEIP. Committee members individually interview members of the executive team to ascertain the performance of the chief executive officer and executive chairman against the pre-determined corporate goals and objectives. The Committee then collectively determines the achievement of the corporate goals and objectives based upon data derived from the interview process. The Compensation Committee reviews and approves all payments made under the SEIPs and recommends them to the independent members of the Board who also approve the final payments under the SEIPs.

        The 2003 SEIP sets the maximum annual performance-based incentive compensation for our executive chairman at the lesser of three times base salary or $3,500,000; and the 2006 SEIP sets the 2008 maximum annual performance-based incentive compensation for the chief executive officer at the lesser of an amount equal to his annual base salary or $1,000,000. As approved by the shareholders in June 2008, the maximum annual performance-based incentive compensation for Mr. Brennan is now the lesser of 125% of his annual base salary or $1,500,000. For 2008, Mr. Brennan's incentive compensation included a one-time performance bonus targeted at 25% of his base salary pro-rated for the period June through December 2008 to reflect his elevation to the role of chief executive officer for that period.

        For 2008, the categories of criteria set by our Compensation Committee for determining the annual bonus of our chief executive officer and our executive chairman were: (1) achieving budgeted Gross Revenue targets, (2) achieving budgeted Contribution targets; and (3) achievement of other corporate goals. The category "achievement of other corporate goals" included various defined strategic and organizational initiatives that the Compensation Committee determined were important to our success last year. Throughout 2008, the budgeted Gross Revenue and Contribution targets were adjusted to reflect acquisitions. In addition, both Gross Revenue and Contribution targets and results are adjusted to eliminate the effect of foreign exchange and incentive compensation expense.

        In early 2009, the Compensation Committee set comparable categories of criteria for 2009 for both the chief executive officer and executive chairman under the SEIPs. The targets for the two officers' performance based incentive compensation in both 2008 and 2009 were set at levels which we believed were appropriate given our desired return on investment, growth rates and industry dynamics, and were challenging but reasonably attainable. For 2009 both the chief executive officer's and the executive chairman's financial targets under the SEIPs are based on (a) Gross Revenue and (b) Contribution.

        For 2008, our chief executive officer achieved 84.0% of his potential under the 2006 SEIP due to substantial satisfaction of his corporate goals and objectives, the Company's achievement of 98.8% of the target Gross Revenue of $3.05 billion, and the Company's achievement of 100.9% of the target Contribution of $791 million. For 2008, our executive chairman realized 84.0% of his incentive compensation potential under the 2003 SEIP due to his substantial satisfaction of corporate goals and objectives, the Company's 98.8% achievement of the target Gross Revenue of $3.05 billion, and the Company's 100.9% achievement of the target Contribution of $791 million.

Non-Equity Incentive Compensation for Named Executive Officers Other than Messrs. Brennan and Reese

        We have non-equity incentive compensation arrangements for our other Named Executive Officers that are similar to those utilized for the chief executive officer and executive chairman. Non-equity incentive compensation targets ranging from 0% to 100% of these other Named Executive Officers' base salary may be paid, depending upon their respective positions. Achievement of the targeted opportunity is based upon the Company's performance against targeted financial goals, and personal performance against stated non-financial goals of the respective Named Executive Officer. The chief executive officer manages the establishment of corporate goals and relevant financial targets for each Named Executive Officer. For 2008, Gross Revenue and Contribution targets were set as the financial criteria for these Named Executive Officers (with the exception of Mr. Duale whose targets were Gross Revenue and EBITDA as a result of a holdover from past practice), in addition to an individual goals and objectives component for each Named Executive Officer defined for areas within their control (similar to the SEIPs). Each of the Named Executive Officer's financial targets related to the segment in which he operated: Mr. Duale's financial targets were based on Gross Revenue and EBITDA from Iron Mountain International; Mr. Ebbighausen's financial targets were based on Gross Revenue and Contribution achieved by the North American business segment; Mr. Clancy's financial targets were based on Gross Revenue and Contribution performance of the Digital business; and Mr. McKeon's financial targets were the same as the chief executive officers' and executive chairman's financial targets. In addition to the targets based on the segment in which he operated, Mr. Ebbighausen's targets included the Gross Revenue performances of the Company. Our objective is to focus the entire team on achieving financial goals that are aligned.

        Non-financial corporate goals were set on an individual basis aimed at focusing each officer's attention in areas where that officer has the most potential for impacting the Company's performance and we think these targets were reasonably attainable if the officers performed to their potential. Milestones for the achievement of each Named Executive Officer's corporate goals were approved by the chief executive officer in early 2008 and subsequently used to objectively measure performance. Each of these Named Executive Officers substantially satisfied the non-financial corporate goals but received less than 100% of the non-equity incentive compensation targets for 2008 because of the financial performance of the business. For 2008:

  •
  Mr. Duale realized 47.6% of his incentive compensation potential due to the achievement of 42.8% of the Iron Mountain International target Gross Revenue of $765 million, and 85% of the Iron Mountain International target EBITDA of $139.4 million.

  •
  Mr. Ebbighausen realized 87.2% of his incentive compensation potential due to the achievement of 99.8% of the North American Operations (NAO) business target Gross Revenue of $2.01 billion, 98.8% of the Company's achievement of target Gross Revenue of $3.05 billion, and 101.4% of the North American business target Contribution of $668 million.

  •
  Mr. Clancy realized 72.5% of his incentive compensation potential due to the achievement of 96.3% of the Iron Mountain Digital target Gross Revenue of $223 million, and 97.4% of the Iron Mountain Digital target Contribution of $40 million.

  •
  Mr. McKeon realized 84.0% of his incentive compensation potential due to the Company's achievement of 98.8% of the target Gross Revenue of $3.05 billion, and the Company's achievement of 100.9% of the target Contribution of $791 million.

Equity Compensation

        Under our equity incentive plans, the Board, or a committee or subcommittee thereof, may issue some or all of the following types of equity incentives to our Named Executive Officers: incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), shares of our Common Stock (with or without restrictions) and stock appreciation rights ("SARs"). The Board has delegated its authority under these plans to our Compensation Committee, which has the discretion to determine the types and amounts of equity incentives as well as the terms and conditions thereof (such as vesting schedules, termination date or other restrictions). To date no grants of SARs or restricted stock have been made to our Named Executive Officers. Our Compensation Committee has traditionally issued stock option awards as opposed to other forms of equity awards. While other forms of equity compensation are available for issuance under our plans, in 2008 the Compensation Committee used stock options as the main form of equity incentives for Named Executive Officers. The Compensation Committee chose to award stock options in 2008 because it feels that stock option awards align employee interests with the long-term future performance of our common stock. However, the Compensation Committee may in the future use other or additional equity incentives, such as restricted stock, to incent Named Executive Officers. The Compensation Committee has established guidelines for all awards made under our equity incentive plans.

        For newly-hired or promoted executive officers, recommended equity incentive awards are made during the next scheduled quarterly Compensation Committee meeting following his or her hire or promotion date. No offer for employment that would include an option grant with an aggregate value of $1,000,000 or more can be extended without the pre-approval of the Compensation Committee.

        When our Compensation Committee makes determinations about the amount and type of equity incentives to award to Named Executive Officers, the decision is based on a number of factors including: (1) management recommendations, (2) the amount and type of equity incentives previously granted to each Named Executive Officer, (3) the amount and terms of equity incentives granted to executive officers with similar roles in the Custom Peer Group, (4) the value of and the complexity of the duties performed by each Named Executive Officer, (5) each such officer's performance of job duties, (6) the amount of time since each such officer's last equity incentive award, (7) our guidelines for granting such awards and (8) the total and average grant values for members of the Named Executive Officers internal peer group.

        The Compensation Committee reviews recommendations of award amounts for Named Executive Officers (except for Mr. Brennan and Mr. Reese) proposed by the chief executive officer based upon the above-described factors. The Compensation Committee typically exercises greater discretion in determining the amounts and terms of the grants to the Named Executive Officers (as opposed to other employees) due to such officers' increased responsibilities.

        The exercise prices for all awards are based on the average of the high and low sales prices of our Common Stock on the date of the grant, the pricing method prescribed in our plans. Because the schedule for consideration of option awards by the Compensation Committee and our Board is determined at quarterly meetings generally scheduled many months in advance, the proximity of any grants to earnings announcements or other market events is coincidental.

        In early March 2007, the Company granted options to purchase Common Stock to a group of approximately fifty senior officers, including the Named Executive Officers other than Mr. Reese. These grants represented a departure from our historical practice of granting options on a three-year cycle. Absent exceptional circumstances, such as promotions or exceptional performance, the expectation was that the recipients of these options would not receive additional awards of stock options for five years. For each recipient, one-half of the shares covered by the grant vests in equal installments over five years, or 20% per year, and the other half vests in equal installments over ten years, or 10% per year. The primary reason for the change in grant cycles and the lengthening of the vesting schedule in 2007 was to strengthen incentives of this group of officers to continue their relationship with the Company over an extended period, given that a substantial number of them had been with the organization for less than 24 months. As a result of the change in the grant cycle, the grants in absolute terms were larger than historical grants but represented a front loading of options typically granted by the Company.

        In June 2008, Mr. Brennan received a stock option award in recognition of his promotion to chief executive officer. The Compensation Committee determined the grant amount by aiming to more closely align Mr. Brennan's equity incentive with the median and 50th percentile of other chief executive officers' in the Custom Peer Group and Revenue Peer Group.

        In connection with his promotion to President, Americas, Mr. Ebbighausen received an option grant. The Compensation Committee approved this grant following the recommendation of Mr. Reese, who was then the Company's chief executive officer and Mr. Brennan, who was then the Company's president and chief operating officer. The recommendation was based upon benchmark data of similarly situated officers in the Custom Peer Group; internal comparative data of other senior executives and the grant history for leaders who previously held this role.

        Our Compensation Committee, after consultation with Mr. Reese, our executive chairman, has historically concluded that the grant of equity compensation to Mr. Reese would likely not result in a meaningfully greater incentive for him due to his already significant shareholdings in the Company. The Compensation Committee will continue to review this approach annually.

        Our Compensation Committee has imposed, and may in future grants impose, vesting and other conditions on awards of Common Stock or grants of options or other rights because it believes that time-based vesting encourages recipients of equity awards to devote their best efforts to the Company over a long period.

        In July 2008, we engaged Hewitt Associates to conduct a benchmarking exercise to study the terms and conditions accompanying stock option plans, including an exhaustive evaluation of the use of accelerated vesting in our Custom Peer Group as well as their General Industry Data. The Compensation Committee considered the results of the Hewitt Associates benchmarking exercise, other survey data prepared by other organizations and feedback obtained through recruiting leadership, in considering if our stock option plans should be amended to provide for acceleration in connection with a change of control. After this consideration, in order to ensure that the Company is able to recruit and retain a talented workforce, the Compensation Committee recommended that the Board approve, and the Board approved, amendments to each of the Company's stock option and stock incentive plans with unvested options outstanding thereunder (each, a "Plan") to provide that any unvested options and other awards granted under the respective Plan will vest immediately should an employee be terminated by the Company, or terminate his or her own employment for Good Reason (as defined in each Plan), in connection with a Vesting Change in Control (as defined in each Plan) within fourteen (14) days prior or twelve (12) months after such vesting Change of Control (the "Relevant Period"). This change applies to the same degree to all outstanding options held by employees of the Company, including Named Executive Officers.

        A "Vesting Change of Control" is generally defined in each Plan to include, among other things, (i) a sale of the Company or substantially all of its assets and the acquisition by a person or group of securities representing 50% or more of the voting power of the Company's securities entitled to vote in the election of directors or (ii) a change in composition of the Board over a period of time or from a set date, resulting in a majority of new directors serving on the Board.

        "Good Reason" is generally defined in each Plan to include (i) a diminution in the total annual compensation or benefits the option holder is eligible to receive or (ii) a requirement by the Company that the option holder be based at an office that is greater than fifty miles from the location of the option holder's office immediately prior to the Vesting Change in Control.

        The Compensation Committee further concluded, after review of Custom Peer Group, Revenue Peer Group and General Industry Data and general survey data prepared by other organizations, that it would offer Messrs. Brennan and McKeon additional protection in the event of a Vesting Change in Control, due to the scope of their respective roles and the likelihood that each would experience a diminution of duties subsequent to a Vesting Change in Control. Therefore, contemporaneously with the amendment to the Plans described above, the Company entered into Change in Control Agreements with Messrs. Brennan and McKeon pursuant to which all of their currently outstanding or future granted options include an additional component to the term "Good Reason" that could result in an acceleration of options if he were to terminate his employment within the Relevant Period following a Vesting Change in Control. The additional element is a material diminution in the responsibilities or title or position with the Company and/or the assignment of duties and responsibilities that are generally inconsistent with Mr. Brennan or Mr. McKeon's position, as the case may be, with the Company immediately prior to the change in control.

Employment Agreements with Mr. Brennan and Mr. Duale

        The Company entered into an Employment Agreement, dated August 11, 2008, with Mr. Brennan in connection with his assumption of the role of chief executive officer (the "Agreement"). The Compensation Committee structured Mr. Brennan's Agreement following consultation with other members of the Board and following a review of detailed benchmarking data provided by Hewitt Associates regarding employment agreements for chief executive officers for similarly sized publicly traded companies in the General Industry Data. The Compensation Committee believed that the establishment and terms of the Agreement were comparable with those of similar agreements for chief executive officers of the benchmark data described above.

        Pursuant to the Agreement, Mr. Brennan will receive an annual salary of $900,000 (the "Base Salary") for his role as our chief executive officer. The Agreement specifies that Mr. Brennan is eligible to earn an annual bonus in accordance with the terms and conditions of the 2006 SEIP and also provided Mr. Brennan with the opportunity to earn a one-time special bonus for 2008 in the target amount of 25% of his Base Salary for 2008, prorated based on his assuming the role of chief executive officer on June 5, 2008. Pursuant to the Agreement, the Compensation Committee had sole discretion to determine the amount of such bonus. The Compensation Committee determined that Mr. Brennan over-achieved the goals and objectives it set for him and therefore awarded him $128,444.

        In May 2006 the Company entered an employment agreement with Mr. Duale in connection with his employment as President of Iron Mountain Europe. Under his agreement, Mr. Duale was reimbursed for expenses incurred in relocating to London, England and also receives a car allowance, a corresponding annual insurance supplement and a corresponding allowance for fuel costs. The employment agreement has no fixed term but is terminable by either party upon at least four months' notice. We believe these benefits are customary in order to retain executives in Europe.

        No other executive, except for Mr. Brennan and Mr. Duale, currently has an employment agreement. However, based upon market conditions and external advice, the Company may alter its approach to the use of employment agreements over time.

Tax Considerations

        Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer (in our case, the chief executive officer) and certain other executive officers, to the extent that this compensation is not "performance-based" within the meaning of Section 162(m). Our Compensation Committee's general policy, subject to all the relevant circumstances, is to attempt to structure our compensation arrangements to maximize deductions for federal income tax purposes. In connection with the compensation packages of Messrs. Reese and Brennan, the Board adopted and the stockholders approved the 2003 SEIP and the 2006 SEIP, respectively, in part to maximize the deductibility of compensation paid to Messrs. Reese and Brennan. In addition, each SEIP provides a vehicle by which the Compensation Committee establishes specific annual performance goals and objectives for each of these two officers. Our Compensation Committee believes that the performance incentives established pursuant to the SEIPs are appropriate to maintain a competitive compensation package for Messrs. Reese and Brennan while achieving the goals of alignment of our most senior officers with the interests of the Company and favorable tax treatment. In addition, our equity compensation plans (other than our ESPP) have generally been designed to ensure that compensation arising on the exercise of an option satisfies the "performance-based" exception and therefore is always fully deductible.

Compensation Committee Report on Compensation Discussion and Analysis

        We, the members of the Compensation Committee of the Company, have reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's annual report on Form 10-K for the year ended December 31, 2008.

COMPENSATION COMMITTEE CLARKE H. BAILEY,Chairman KENT P. DAUTEN MICHAEL LAMACH

 COMPENSATION TABLES

        The following table provides certain information concerning compensation earned by the Named Executive Officers during the years ended December 31, 2006, 2007 and 2008.

Summary Compensation Table for 2006, 2007 and 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert T. Brennan,	2008	$813,430	$128,444	$2,018,549	$683,294	$32,741	$3,676,458
President and Chief	2007	$646,154	$0	$1,502,755	$646,154	$16,936	$2,811,999
Executive Officer	2006	$497,596	$0	$517,823	$431,257	$14,231	$1,460,907
C. Richard Reese,	2008	$911,615	$0	$0	$2,297,270	$14,058	$3,222,943
Executive Chairman	2007	$964,042	$0	$0	$2,892,127	$30,185	$3,886,354
of the Board	2006	$920,221	$0	$0	$1,993,824	$9,488	$2,923,533
John Clancy,	2008	$270,610	$0	$464,452	$196,192	$13,732	$944,986
President, Iron
Mountain Digital
Marc A. Duale,	2008	$746,799	$0	$564,957	$213,286	$26,534	$1,551,576
President, Iron	2007	$805,649	$0	$525,029	$381,214	$48,899	$1,760,791
Mountain	2006	$486,462	$0	$156,115	$193,510	$53,348	$889,435
International(4)
Harold E. Ebbighausen, President, North America(5)	2008	$368,897	$0	$467,783	$321,678	$13,799	$1,172,157
Brian P. McKeon,	2008	$461,509	$0	$937,579	$387,668	$10,048	$1,796,804
Executive Vice	2007	299,424	$0	$495,306	$450,000	$7,395	$1,252,125
President and
Chief Financial
Officer

(1)
Amounts included in the "Option Awards" reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the 2002 Plan and, as a result, includes amounts relating to awards granted in and prior to 2006, 2007 and 2008. Assumptions used in the calculations for these amounts are included in Note 2 to the Company's Consolidated Financial Statements included in the Company's Annual Reports on Form 10-K for the years ended December 31, 2006, 2007 and 2008.

(2)
Performance-based incentive payments made to the Named Executive Officers are not characterized as "Bonus" payments for the fiscal years ended December 31, 2006, 2007 and 2008 and are thus included in this column. Amounts included in the "Non-Equity Incentive Plan Compensation" column reflect amounts paid to Mr. Reese under the 2003 SEIP, to Mr. Brennan under the 2006 SEIP and non-equity compensation paid to the other Named Executive Officers based on the achievement of selected Gross Revenue, Contribution, EBITDA and OIBDA targets and other corporate goals, as appropriate. Non-equity incentive awards are calculated based on base salary before any deductions or deferrals, such as 401(k) contributions or deferred compensation plan contributions. Mr. Duale's non-equity incentive plan compensation was guaranteed for 2006 pursuant to his employment agreement.

(3)
All Other Compensation includes 401(k) Plan Company match, income on premiums paid with respect to group term life insurance, or GTLI, parking fees paid, personal use of the Company-leased aircraft less executive reimbursement and the Company paid portion of spousal expenses for attendance at the annual management retreat, plus amounts paid to Mr. Duale, as set forth below. The charts below set forth a more detailed description of All Other Compensation for 2008.

Name	Year	401(k) Match	GTLI	Parking	Company Leased Aircraft	Management Retreat	Total
Robert T. Brennan	2008	$2,154	$714	$4,800	$21,128	$3,945	$32,741
C. Richard Reese	2008	$4,600	$714	$4,800	$0	$3,944	$14,058
John Clancy	2008	$4,600	$376	$4,800	$0	$3,956	$13,732
Harold E. Ebbighausen	2008	$4,600	$477	$4,800	$0	$3,922	$13,799
Brian P. McKeon	2008	$4,600	$648	$4,800	$0	$0	$10,048

Name	Year	Car Allowance	Fuel Allowance	Life Insurance	Total
Marc A. Duale	2008	$18,554	$1,855	$6,125	$26,534
(4)
Mr. Duale's salary is paid in British Pounds Sterling. In order to calculate his 2008 salary in U.S. dollars we used a conversion rate of £1.00 to $1.8554, which represents the average exchange rate for fiscal year 2008 (British Pounds Sterling to U.S. dollars). In order to calculate his 2007 salary in U.S. dollars we used a conversion rate of £1.00 to $2.001612, which represents the average exchange rate for fiscal year 2007 (British Pounds Sterling to U.S. dollars). In order to calculate his 2006 salary in U.S. dollars we used a conversion rate of £1.00 to $1.84295, which represents the average exchange rate for fiscal year 2006 (British Pounds Sterling to U.S. dollars).

(5)
Mr. Ebbighausen only served in this role for a portion of 2008.

        The following table sets forth certain information concerning the Grants of Plan-Based Awards to the Named Executive Officers during the year ended December 31, 2008.

Grants of Plan-Based Awards for 2008

					All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Grant Date Fair Value of Stock and Option Awards ($/Sh)
						Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
C. Richard Reese	N/A	$—	$2,734,845	$2,734,845	—	$—	$—
Robert T. Brennan	6/5/2008	$—	$813,430	$813,430	325,573	$30.715	$3,548,651
Marc A. Duale	N/A	$—	$448,084	$448,084	—	$—	$—
Harold E. Ebbighausen	4/28/2008	$—	$368,897	$368,897	72,111	$27.735	$699,309
Brian P. McKeon	N/A	$—	$461,509	$461,509	—	$—	$—
John Clancy	N/A	$—	$270,610	$270,610	—	$—	$—

(1)
The amounts shown in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, subcolumn "Threshold" reflect the minimum payment level under the 2003 SEIP for Mr. Reese, the 2006 SEIP for Mr. Brennan and under the targets set by the Compensation Committee for all other Named Executive Officers, which is zero for all. The amount shown in "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, subcolumn "Maximum" is the same as the target amount listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, subcolumn "Target" because our plans do not allow for awards in excess of 100% of target. These amounts are based on the executive officer's base salary and position in 2008. Non-equity incentive plan awards actually paid by the Company for services rendered in 2008 are reflected in the "Non Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 26 of this Proxy Statement.

        The amounts in the Summary Compensation Table for 2006, 2007 and 2008 reflect our compensation programs and plans, all of which are developed under our compensation philosophy of "paying for performance." We do not have written employment contracts with any of our Named Executive Officers with the exception of Mr. Brennan and Mr. Duale, whose agreements are described on page 24 of this Proxy Statement. Each element of compensation: salary, cash incentive compensation, equity incentive compensation and benefits is designed to work together to help us meet and exceed our long and short-term goals and objectives and reward Named Executive Officers when we and they are successful. Our compensation programs provide the opportunity for the alignment of interests of our Named Executive Officers and directors with those of our stockholders. For a description of the material factors related to an understanding of these amounts, see the section entitled "Compensation Discussion and Analysis".

        The following table sets forth the percentage of each Named Executive Officer's total compensation in 2008 that we paid in the form of base salary and bonuses and the percentage paid in non-equity incentive awards:

Named Executive Officer	% of total Compensation attributable to salary	% of total Compensation attributable to non-equity incentive award
C. Richard Reese	28.3%	71.3%
Robert T. Brennan	25.6%	18.6%
Marc A. Duale	48.1%	13.7%
Brian P. McKeon	25.7%	21.6%
Harold E. Ebbighausen	31.5%	27.4%
John Clancy	28.6%	20.8%

        The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End for 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)		Option Exercise Price($)	Option Expiration Date
C. Richard Reese	—	—		—	—
Robert T. Brennan	225,966	150,648	(2)	$18.5867	4/26/2015
	36,791	331,126	(3)	$27.1800	3/1/2019
	73,583	294,335	(4)	$27.1800	3/1/2017
	0	325,573	(5)	$30.7150	6/5/2018
Marc A. Duale	60,000	90,000	(6)	$24.8333	5/9/2016
	9,197	82,782	(7)	$27.1800	3/1/2019
	18,395	73,584	(8)	$27.1800	3/1/2017
Brian P. McKeon	79,522	318,092	(9)	$27.6650	5/23/2017
	7,229	65,064	(10)	$27.6650	5/23/2019
Harold E. Ebbighausen	7,241	0		$13.8111	3/20/2012
	8	0		$13.8111	3/20/2012
	5,379	10,758	(11)	$18.5867	4/26/2015
	16,141	10,765	(12)	$18.5867	4/26/2015
	10,355	6,905	(13)	$28.9667	12/7/2015
	0	4,066	(14)	$24.5900	5/23/2016
	16,266	20,334	(15)	$24.5900	5/23/2016
	0	3,679	(16)	$27.1800	3/1/2017
	12,877	47,830	(17)	$27.1800	3/1/2017
	6,438	57,947	(18)	$27.1800	3/1/2019
	0	3,605	(19)	$27.7350	4/28/2018
	0	68,506	(20)	$27.7350	4/28/2018
John Clancy	3,307	0		$9.9771	4/27/2014
	15,101	10,759	(21)	$18.5867	4/26/2015
	17,177	10,765	(22)	$18.5867	4/26/2015
	41,425	27,618	(23)	$28.9667	12/7/2015
	1	7,358	(24)	$27.1800	3/1/2017
	14,715	51,510	(25)	$27.1800	3/1/2017
	7,358	66,225	(26)	$27.1800	3/1/2019

(1)
All amounts and exercise prices have been adjusted to reflect prior stock splits in the form of stock dividends.

(2)
Options to purchase 150,648 shares will vest in one installment of 75,323 shares on April 27, 2009, and one installment of 75,325 shares on April 27, 2010.

(3)
Options to purchase 36,792 shares vested on March 2, 2009. The balance of the option, consisting of 294,334 shares will vest in one installment of 36,792 shares on March 2, 2010, one installment of 36,791 shares on March 2, 2011, two installments of 36,792 shares on March 2, 2012 and March 2, 2013, one installment of 36,791 shares on March 2, 2014, and three installments of 36,792 shares on March 2, 2015, March 2, 2016 and March 2, 2017.

(4)
Options to purchase 73,584 shares vested on March 2, 2009. The balance of the option, consisting of 220,751 shares, will vest in one installment of 73,583 shares on March 2, 2010, and two installments of 73,584 shares on March 2, 2011 and March 2, 2012.

(5)
Options to purchase 325,573 shares will vest in one installment of 65,114 shares on June 5, 2009, one installment of 65,115 shares on June 5, 2010, one installment of 65,114 shares on June 5, 2011, and one installment of 65,115 shares on June 5, 2012 and one installment of 65,115 shares on June 5, 2013.

(6)
Options to purchase 90,000 shares will vest in equal installments of 30,000 shares on May 10 of each year from 2009 to 2011.

(7)
Options to purchase 9,198 shares vested on March 2, 2009. The balance of the option, consisting of 73,584 shares, will vest in equal installments of 9,198 shares on March 2 of each year from 2010 to 2017.

(8)
Options to purchase 18,396 shares vested on March 2, 2009. The balance of the option, consisting of 55,188 shares, will vest in equal installments of 18,396 shares on March 2 of each year from 2010 to 2012.

(9)
Options to purchase 318,092 shares will vest in one installment of 79,523 shares on May 24, 2009, one installment of 79,522 shares on May 24, 2010, one installment of 79,523 shares on May 24, 2011 and one installment of 79,524 shares on May 24, 2012.

(10)
Options to purchase 65,064 shares will vest in two installments of 7,229 shares on May 24, 2009 and May 24, 2010, one installment of 7,230 shares on May 24, 2011, two installments of 7,229 shares on May 24, 2012 and May 24, 2013, one installment of 7,230 shares on May 24, 2014 and two installments of 7,229 shares on May 24, 2015 and May 24, 2016 and one installment of 7,230 shares on May 24, 2017.

(11)
Options to purchase 10,758 shares will vest in two installments of 5,379 shares on April 27, 2009 and April 27, 2010.

(12)
Options to purchase 10,765 will vest in one installment of 5,382 shares on April 27, 2009 and one installment of 5,383 shares on April 27, 2010.

(13)
Options to purchase 6,905 shares will vest in one installment of 3,451 shares on December 8, 2009 and one installment of 3,454 shares on December 8, 2010.

(14)
Options to purchase 4,066 shares will vest in one installment on May 24, 2011.

(15)
Options to purchase 20,334 shares will vest in one installment of 8,133 shares on May 24, 2009, one installment of 8,133 shares on May 24, 2010 and one installment of 4,068 shares on May 24, 2011.

(16)
Options to purchase 3,679 shares will vest in one installment on March 2, 2012.

(17)
Options to purchase 12,877 shares vested on March 2, 2009. The balance of the option consisting of 34,953 shares will vest in one installment of 12,877 shares on March 2, 2010, one installment of 12,877 shares on March 2, 2011 and one installment of 9,199 shares on March 2, 2012.

(18)
Options to purchase 6,439 shares vested on March 2, 2009. The balance of the option consisting of 51,508 will vest in one installment of 6,438 shares on March 2, 2010, one installment of 6,439 shares on March 2, 2011, one installment of 6,438 shares on March 2, 2012, one installment of 6,439 shares on March 2, 2013, one installment of 6,438 shares on March 2, 2014, one installment of 6,439 shares on March 2, 2015, one installment of 6,438 shares on March 2, 2016 and one installment of 6,439 shares on March 2, 2017.

(19)
Options to purchase 3,605 shares will vest in one installment on April 28, 2013.

(20)
Options to purchase 68,506 shares will vest in four installments of 14,422 shares on April 28, 2009, April 28, 2010, April 28, 2011 and April 28, 2012 and one installment of 10,818 shares on April 28, 2013.

(21)
Options to purchase 10,759 shares will vest in one installment of 5,379 shares on April 27, 2009 and one installment of 5,380 shares on April 27, 2010.

(22)
Options to purchase 10,765 shares will vest in one installment of 5,382 shares on April 27, 2009 and one installment of 5,383 shares on April 27, 2010.

(23)
Options to purchase 27,618 shares will vest in two installments of 13,809 shares on December 8, 2009 and December 8, 2010.

(24)
Options to purchase 7,358 shares will vest in two installments of 3,679 shares on March 2, 2011 and March 2, 2012.

(25)
Options to purchase 14,717 shares vested on March 2, 2009. The balance of the option consisting of 36,793 shares will vest in one installment of 14,717 shares on March 2, 2010 and two installments of 11,038 shares on March 2, 2011 and March 2, 2012.

(26)
Options to purchase 7,358 shares vested on March 2, 2009. The balance of the option consisting of 58,867 will vest in one installment of 7,358 shares on March 2, 2010, one installment of 7,359 shares on March 2, 2011, two installments of 7,358 shares on March 2, 2012 and March 2, 2013, one installment of 7,359 shares on March 2, 2014, two installments of 7,358 shares on March 2, 2015 and March 2, 2016 and one installment of 7,359 shares on March 2, 2017.

        None of our Named Executive Officers exercised stock options during the year ended December 31, 2008.

        The following table sets forth certain information with respect to nonqualified deferred compensation during the year ended December 31, 2008 of the Named Executive Officers.

Nonqualified Deferred Compensation for 2008

Name	Executive Contributions in Last Fiscal Year ($)(1)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert T. Brennan	$162,686	(2)	$(44,132)	$231,732	(3)
C. Richard Reese	$0		$(87,842)	$112,715	(4)
Marc A. Duale(5)	$0		$0	$0
Harold E. Ebbighausen	$69,141	(6)	$(201,406)	$367,225	(7)
Brian P. McKeon	$0		$0	$0
John Clancy	$0		$0	$0

(1)
The Named Executive Officers may defer between 5% and 100% of their non-equity incentive compensation and/or between 5% and 50% of their base salary annually.

(2)
All of this $162,686 is reported as compensation for the fiscal year 2008 in the Summary Compensation Table on page 26 of this Proxy Statement.

(3)
All amounts previously deferred by Mr. Brennan were reported in prior Summary Compensation Tables for the relevant periods.

(4)
All amounts previously deferred by Mr. Reese were reported in a prior Summary Compensation Table for the relevant periods.

(5)
Mr. Duale is not eligible to participate in any nonqualified deferred compensation plans.

(6)
$36,741 of this amount is reported as compensation for the fiscal year 2008 in the Summary Compensation Table on page 26 of this Proxy Statement.

(7)
All amounts previously deferred by Mr. Ebbighausen were reported in prior Summary Compensation Tables for the relevant periods in which Mr. Ebbighausen's compensation was reported.

        The Company provides certain of our more highly compensated employees, including the Named Executive Officers, with the opportunity to defer between 5% and 100% of any 2008 non-equity incentive compensation and/or up to between 5% and 50% of base salary through the Iron Mountain Incorporated Executive Deferred Compensation Plan. This benefit is offered to these employees in part because they are limited in the amount of 401(k) contributions they can make under the Company's 401(k) Plan under applicable nondiscrimination testing rules. The plan also offers them greater deferral opportunities than are available under a qualified plan. Deferral elections and elections relating to the timing of payments are made prior to the period in which the salary and/or incentive compensation bonuses are earned. The Company does not contribute any matching, profit sharing or other funds to the plan for any employee. Amounts under the plan are, however, paid with earnings, which the Company funds. Employees participating in the plan can elect to invest their deferrals in funds that mirror, as closely as possible, the investment options available under the Company's 401(k) Plan. This deferred compensation plan does not pay any above market rates and is administered by the Compensation Committee.

Termination and Change of Control Arrangements

        Besides the deferred compensation shown in the preceding table and as discussed below, we do not have any contracts or agreements that require payments to any Named Executive Officer at, following or in connection with any termination of such officer, change in control of the Company or a change in such officer's responsibilities (other than contracts that do not discriminate in favor of executive officers and are available generally to all employees).

        Mr. Brennan's Employment Agreement provides that if Mr. Brennan is terminated without Cause (as defined in the Agreement) or terminates his employment for Good Reason (as defined in the Agreement), in addition to amounts earned and accrued but unpaid as of the date of termination, Mr. Brennan will receive: (i) payments equaling one (1) year of his most recent base salary; (ii) health, dental and vision coverage for himself and his dependents until the earlier of two (2) years or the date he becomes eligible for alternate coverage; and (iii) a bonus for the year in which the termination occurs equal to the average bonus paid under the 2006 SEIP in the two (2) years preceding his termination. Assuming a triggering event occurred on December 31, 2008, amounts payable to Mr. Brennan under this agreement would be approximately $1,499,329.

        Pursuant to Mr. Duale's employment agreement, if we terminate his employment without providing him with four months notice, we are required to pay Mr. Duale base pay and benefits for 12 months. Based on Mr. Duale's 2008 compensation, that amount would be approximately $773,333.

        As part of his compensation arrangements in joining the Company, on May 24, 2007, Mr. McKeon was awarded options to acquire 469,907 shares of our common stock (the "2007 Options"). Of this amount, options to acquire 325,321 shares of our common stock were intended to protect Mr. McKeon's equity value that would have been realized with a prior employer, 260,267 of which are unvested (the "Unvested McKeon Options"). As a result, the Unvested McKeon Options contain a change of control feature whereby all shares subject to such options will automatically vest upon a "change of control." This definition of "change of control" is similar to the definition of Vesting Change in Control described on page 23 of this Proxy Statement. Under Mr. McKeon's option agreement, none of the 2007 Options may be exercised if he is in violation of any applicable confidentiality, inventions or non-competition agreement with the Company.

        As discussed on page 23 of this Proxy Statement, our Plans provide that any unvested options and other awards granted under the respective Plan will vest immediately should an employee be terminated by the Company, or terminate his or her own employment for Good Reason (as defined in each Plan), within the Relevant Period. This applies to the same degree to all outstanding options held by employees, including the Named Executive Officers. In addition, as discussed on page 24 of this Proxy Statement, Messrs. Brennan and McKeon also have Change in Control Agreements which include an additional component to the term "Good Reason" that could result in an acceleration of options if he were to terminate his employment within the Relevant Period following a Vesting Change in Control.

        Below is a table which sets forth the value realized on vesting of the in the money options covered by the above agreements, assuming a triggering event for acceleration occurred on December 31, 2008. These amounts are based on a price per share of $24.73 on December 31, 2008 and do not include options that have exercise prices below $24.73 per share.

Estimated Benefits Upon Change in Control

Name	Estimated Value Realized if triggering event occurred on 12/31/08
Robert T. Brennan	$2,313,653
John Clancy	$379,310
Harold E. Ebbighausen	$349,270

DIRECTOR COMPENSATION

        The following table provides certain information concerning compensation earned by the directors who were not Named Executive Officers during the year ended December 31, 2008.

Director Compensation for 2008

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Clarke H. Bailey	$54,750		$76,310	$0		$131,060
Constantin R. Boden	$97,500		$76,310	$5,163	(2)	$178,973
Kent P. Dauten	$57,000		$76,310	$0		$133,310
Michael Lamach	$48,000	(3)	$81,158	$0		$129,158
Arthur D. Little	$56,750		$76,310	$10,695	(2)	$143,755
Vincent J. Ryan	$44,500		$76,310	$0		$120,810
Laurie A. Tucker	$40,500		$79,947	$0		$120,447

(1)
Amounts included in the "Option Awards" column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R) of awards pursuant to the 2002 Plan and thus may include amounts from awards granted in and prior to 2008. Each non-employee director was granted 7,509 options on June 5, 2008. The exercise price of each option on the grant date was $30.7150. The grant date fair market value of each 2008 grant computed in accordance with FAS 123R is $81,846. As of December 31, 2008, non-employee directors held options to acquire shares of our Common Stock previously granted to them as shown in the table below.

(2)
All Other Compensation for Mr. Boden and Mr. Little consist of monies paid for health insurance.

(3)
Includes $33,750 deferred by Mr. Lamach pursuant to the Iron Mountain Incorporated Directors Deferred Compensation Plan.

Name	Number Exercisable (#)	Number Unexercisable (#)	Total Outstanding (#)
Clarke H. Bailey	50,963	7,509	58,472
Constantin R. Boden	50,963	7,509	58,472
Kent P. Dauten	7,134	7,509	14,643
Michael Lamach	6,673	7,509	14,182
Arthur D. Little	25,252	7,509	32,761
Vincent J. Ryan	41,668	7,509	49,177
Laurie A. Tucker	8,817	7,509	16,326

        Directors who are employees of the Company do not receive additional compensation for serving as directors. Pursuant to the Company's Compensation Plan for Non-Employee Directors, each director who is not an employee of the Company receives an annual retainer fee of $30,000 as compensation for his services as a member of the Board and fees of $1,500 for in person attendance at Board and committee meetings or $750 for attendance by teleconference. Effective January 1, 2009, the annual retainer fee was increased to $40,000. In addition, committee chairmen of the Nominating and Governance and Finance Committees receive an annual retainer of $5,000 (however, the Finance Committee chairman's annual retainer was prorated in 2008), the chairman of the Compensation Committee receives an annual retainer of $7,500, the chairman of the Audit Committee receives an annual retainer of $20,000, and the Lead Independent Director, Mr. Boden, receives an annual retainer of $25,000. The plan also provides for annual grants to the non-employee directors of non-qualified stock options to purchase shares of the Common Stock having an aggregate value of $75,000, calculated based on the Black Scholes valuation model. Each such option has an exercise price equal to fair market value (as defined in the relevant plan under which it is granted) on the date of grant and generally vests 100% on the first anniversary of the grant (or, if earlier, the Company's annual meeting that is closest to the one year anniversary). These non-qualified stock options were granted to all non-employee directors on June 5, 2008 and will be granted annually thereafter as of the first Board meeting following the Company's annual meeting of stockholders. Newly elected non-employee directors receive a pro rated grant as of the date of their election. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board or committees thereof, and for other expenses incurred in their capacities as directors.

        The Iron Mountain Incorporated Directors Deferred Compensation Plan (the "DDCP") allows non-employee directors to defer the receipt of between 5% and 100% of their retainers and any meeting fees. Deferral elections and elections relating to the timing and form of payments are made prior to the period in which the fees are earned. The Company does not contribute any matching, profit sharing or other funds to the plan for any participating director. Amounts under the plan are treated as invested in our stock. The plan is administered by the Chairman of the Compensation Committee and the Executive Vice President, Human Resources. In 2008, Mr. Lamach participated in the DDCP and deferred $33,750.

        The Nominating and Governance Committee annually reviews the compensation of our directors in comparison to companies with similar revenues and business and makes adjustments it believes are appropriate.

 ADDITIONAL INFORMATION

Certain Relationships and Related Transactions

        In March 2007 the Board adopted Related Persons Transaction Policies and Procedures, or the Related Persons Policy, which makes all transactions with related persons subject to approval or ratification by our Audit Committee. With certain exceptions, the Related Persons Policy provides that the Audit Committee shall review the material facts of all transactions with related persons and either approve or disapprove of the transaction. Under the Related Persons Policy, transactions covered include transactions involving (i) the Company or a subsidiary, (ii) amounts in excess of $100,000 and (iii) a Related Person (a term that includes executive officers, directors, holders of 5% or more of the Company's stock and immediate family members of the foregoing). The Audit Committee will determine whether the terms of a covered transaction are fair to the Company and no less favorable to the Company than would be generally available absent the relationship with the counterparty, whether there are business reasons for the transaction, whether the transaction impairs the independence of an outside director, whether the transaction would represent an improper conflict of interest and whether the transaction is material, among other considerations. In the event that prior approval of a covered transaction is not feasible, the Related Persons Policy provides that a transaction may be ratified by the Audit Committee as soon as reasonably practicable following the date of the transaction. The Related Persons Policy is intended to supplement, and not supersede, our existing policies and procedures with respect to transactions with related persons. In 2008 there were no new transactions with related persons which required the review of our Audit Committee.

        We sublease space to Schooner, which is controlled by Vincent J. Ryan, one of our directors, for its corporate headquarters in Boston, Massachusetts. Rent is equal, on a per-square-foot basis, to rent that we pay for the space. For the year ended December 31, 2008, Schooner paid rent to us totaling approximately $152,000.

        We own approximately 20% of a joint venture providing information management and storage services in Poland. Our two partners in the joint venture each own approximately 40% of the joint venture, and an entity controlled by Mr. Ryan owns approximately 50% of one of these partners. The transaction pursuant to which we entered the joint venture was approved by our independent directors.

        The Company paid compensation of $227,772 to Mr. T. Anthony Ryan in respect of 2008. Mr. Ryan is Senior Vice President, Real Estate, of the Company and is the brother of Vincent J. Ryan, a director of the Company. The Company believes that the terms of Mr. Ryan's employment are no less favorable to it than would be negotiable with an unrelated third party.

        We lease three facilities from a trust of which Neal Goldman, Vice President, Industry Relations for Iron Mountain Information Management, Inc. is the beneficiary. Our aggregate rental payment for such facilities during 2008 was approximately $1,078,000.

Audit Committee Report

        Management is responsible for the Company's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes.

        The Audit Committee has reviewed and discussed with the independent registered public accounting firm and management the plan and results of the auditing engagement and the audited financial statements for the fiscal year ended December 31, 2008. The Audit Committee has reviewed with management the scope and nature of the Company's internal auditing controls and has discussed with the independent registered public accounting firm the matters required to be discussed by

Statement on Auditing Standards No. 61 (as amended), Communications With Audit Committee. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining the independent registered public accounting firm's independence and concluded that it was acceptable at this time.

        The Audit Committee has reported to the Board its activities, conclusions and recommendations. Specifically, in reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Commission on March 2, 2009. The Audit Committee has approved the reappointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

AUDIT COMMITTEE CONSTANTIN R. BODEN,Chairman ARTHUR D. LITTLE KENT P. DAUTEN

Independent Registered Public Accounting Firm

        The Company has submitted the selection of the Company's independent registered public accounting firm to a stockholder vote, as set forth in Item 2 above.

        The Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no audit or nonaudit services may be undertaken by our independent registered public accounting firm unless the engagement is specifically pre-approved by the Audit Committee. The Audit Committee may delegate to one or more members the authority to grant the pre-approvals required by this paragraph. The decisions of any member to whom authority is delegated to pre-approve an activity under this paragraph must be presented to the full Audit Committee at each of its scheduled meetings.

        The fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, or collectively, Deloitte, to us for the fiscal year ended December 31, 2007 and December 31, 2008 were as follows:

	FY 2007	FY 2008
Audit Fees	$4,494,000	$4,455,000
Audit-Related Fees(1)	$83,000	$79,000
Tax Fees(2)	$274,000	$419,000

Subtotal	$4,851,000	$4,953,000
All Other Fees(3)	$29,000	$14,000

Deloitte & Touche LLP Total Fees	$4,880,000	$4,967,000

(1)
Audit Related Fees include benefit plan audits in 2007 and 2008.

(2)
Tax Fees include tax compliance work, tax consulting and due diligence.

(3)
All Other Fees includes compliance regulations consulting.

        The Audit Committee will not approve engagements of our independent registered public accounting firm to perform nonaudit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE rules. In other circumstances, the Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

        The total fees billed to us from Deloitte for services in 2007 and 2008 are set forth above. The Audit Committee approved the engagement of Deloitte to provide nonaudit services because they determined that Deloitte's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, quicker and at a lower cost than we could obtain these services from other providers.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish to the Company copies of all Section 16(a) reports that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that they were not required to file a Form 5, the Company believes that, during the fiscal year ended December 31, 2008, the Company's executive officers, directors and ten percent stockholders complied with all Section 16(a) filing requirements applicable to such persons, with the exception of the Form 4 for Mr. Reese that was due on September 28, 2008, but not filed until September 29, 2008.

Other Matters

        The Board does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

Additional Documentation

        The Company will furnish without charge to any stockholder, upon written or oral request, a copy of the Company's Annual Report on Form 10-K, including the financial statements and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Requests for such documents should be addressed to the Secretary of Iron Mountain Incorporated, 745 Atlantic Avenue, Boston, Massachusetts 02111, telephone number (617) 535-4766.

By Order of the Board of Directors,
ERNEST W. CLOUTIER, Secretary
April 20, 2009

 IMPORTANT

        If your shares are held in your own name, please complete a proxy card over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail, or request, complete and return a proxy card today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may provide instructions to your bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

April 20, 2009

Dear Stockholder:

It is my pleasure to invite you to Iron Mountain’s 2009 Annual Meeting in Boston, Massachusetts on Thursday, June 4, 2009, at 10:00 a.m., local time, at the offices of Sullivan & Worcester LLP, One Post Office Square, 21st Floor, Boston, Massachusetts.

The Annual Report to Stockholders, Notice of Meeting, Proxy Statement and form of proxy are included herein. The matters listed in the Notice of Meeting are described in detail in the Proxy Statement.

The vote of every stockholder is important. Mailing your completed proxy, voting on the internet or voting by telephone will not prevent you from voting in person at the meeting if you wish to do so.

Please cast your vote as instructed in the Notice Regarding the Availability of Proxy Materials. Your cooperation will be greatly appreciated.

Please note that security requirements at the location where the meeting will be held require identification to enter the building.  Thus, for your convenience, please bring the enclosed proxy card or other evidence of stock ownership with you to the meeting.  Only shareholders or those individuals who are guests of the Company may attend and be admitted to the meeting. Photo identification is also required (a valid driver’s license or passport is preferred).

Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

Sincerely, ROBERT T. BRENNAN President and Chief Executive Officer

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date IRON MOUNTAIN INCORPORATED M12777 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Iron Mountain Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Iron Mountain Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 2. The ratification of the selection by the Audit Committee of Deloitte & Touche LLP as Iron Mountain Incorporated’s independent registered public accounting firm for the year ending December 31, 2009. For All Withhold All For All Except The Board of Directors recommends a vote “FOR” each of the nominees for Director listed in Proposal 1 and “FOR” the approval of Proposal 2. 1. The election of nine (9) directors of the Iron Mountain Incorporated board of directors for a one-year term or until their successors are elected and qualified. Nominees: 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof. 01) Clarke H. Bailey 02) Constantin R. Boden 03) Robert T. Brennan 04) Kent P. Dauten 05) Michael Lamach 06) Arthur D. Little 07) C. Richard Reese 08) Vincent J. Ryan 09) Laurie A. Tucker 745 ATLANTIC AVENUE BOSTON, MA 02111 Please indicate if you plan to attend this meeting. For address changes and/or comments, please check this box and write them on the back where indicated. Yes No Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer or if a partnership, please sign in full partnership name by an authorized person. Materials Election SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

PROXY IRON MOUNTAIN INCORPORATED ANNUAL MEETING OF STOCKHOLDERS Thursday, June 4, 2009 10:00 a.m. One Post Office Square, 21st Floor Boston, Massachusetts THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Iron Mountain Incorporated Annual Meeting of Stockholders, including our annual report and the Proxy Statement, are available over the internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice of Internet Availability of proxy materials. The undersigned hereby appoints C. RICHARD REESE and ROBERT T. BRENNAN, and each of them, as proxies of the undersigned, each with the power to appoint his substitute, and hereby authorizes both of them, or either one if only one be present, to represent and to vote, as designated on the reverse hereof, all the Common Stock, $0.01 par value per share, of Iron Mountain Incorporated held of record by the undersigned or with respect to which the undersigned is entitled to vote or act at the Annual Meeting of Stockholders to be held on June 4, 2009 at 10:00 a.m., local time, or any adjournment or postponement thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of each of the nominees for Director listed in Proposal 1 and FOR the approval of Proposal 2. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other business as may properly come before the Annual Meeting. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE. M12778 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. Address Changes/Comments: ___________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) New York Life Trust Company, as Trustee of The Iron Mountain Companies 401(k) Plan, has been requested to forward to you the enclosed proxy material relative to the securities held by us in your account but not registered in your name. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you follow the proxy voting instructions attached. For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by The Iron Mountain Companies 401(k) Plan, is that securities for which no voting instructions have been given shall be voted in the same ratio as the ratio in which the total shares with respect to which timely directions were received were voted in such matters. In order to ensure that your securities are voted as you wish, please return your proxy to us by June 2nd, 2009. New York Life Trust Company IRON MOUNTAIN INCORPORATED Directions to the Annual Meeting of Stockholders: From Points North: Take I-93 South to exit 24, toward Callahan Tunnel/Logan Airport. Turn right onto North Street, then left onto Congress Street. At the third light turn left at Milk Street. Take your second right onto Oliver Street. Enter the One Post Office Square parking garage to the right through private way between the Langham hotel and the office building. From Points South: Take I-93 North to exit 23, Government Center. Stay left off the exit (following signs for Govt. Center/Faneuil Hall). Take your first left onto North Street, follow it to the end and turn left onto Congress Street. At the third light turn left onto Milk Street. Take your second right onto Oliver Street. Enter the garage to the right through the private way between the Langham hotel and the office building. From Points West: Take the Massachusetts Turnpike (I-90) into Boston. Take exit 24B to I-93 North, and then take exit 23, Government Center. Stay left off the exit (following signs for Govt. Center/Faneuil Hall). Take your first left onto North Street, follow it to the end and turn left onto Congress Street. At the third light turn left onto Milk Street. Take your second right onto Oliver Street. Enter the garage to the right through the private way between the Langham hotel and the office building. From Logan Airport: Follow signs for Boston through the Sumner Tunnel. After exiting the tunnel follow the signs for I-93 South to exit 24, toward Callahan Tunnel/Logan Airport. Turn right onto North Street, then left onto Congress Street. At the third light turn left at Milk Street. Take your second right onto Oliver Street. Enter the parking garage to the right through private way between the Langham hotel and the office building. From the Prudential Center, Copley Square or Boylston Street (Backbay): Take Boylston Street toward the Boston Common. Turn left onto Charles Street. Turn right onto Beacon Street. Beacon Street crosses Tremont Street and becomes School Street. At the end of School Street turn left onto Washington Street and immediately right onto Water Street. Follow Water Street three blocks to a large statue at Liberty Square and turn right onto Kilby Street. Cross Milk Street and enter the garage to the right through the private way between the Langham hotel and the office building.

QuickLinks

ITEM 1 ELECTION OF DIRECTORS
ITEM 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Equity Compensation Plan Information
EXECUTIVE COMPENSATION
COMPENSATION TABLES
Summary Compensation Table for 2006, 2007 and 2008
Grants of Plan-Based Awards for 2008
Outstanding Equity Awards at Fiscal Year-End for 2008
Nonqualified Deferred Compensation for 2008
Estimated Benefits Upon Change in Control
DIRECTOR COMPENSATION
Director Compensation for 2008
ADDITIONAL INFORMATION
IMPORTANT